UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________
SCHEDULE 14A INFORMATION
____________________________________________
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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____________________________________________
Avid Technology, Inc.
(Exact Name of Registrant as Specified in Its Charter)
 ____________________________________________

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April 5, 2016
Dear Stockholder,
I am pleased to invite you to attend the 2016 Annual Meeting of Stockholders of Avid Technology, Inc. The annual meeting will be held on May 17, 2016, at 8:00 a.m. ET, at 75 Network Drive, Burlington, Massachusetts.
You will find information regarding the business to be conducted at the annual meeting in our notice of annual meeting and proxy statement. Stockholders will receive a notice of Internet availability of the proxy materials instead of a printed copy of the proxy materials. The notice of Internet availability includes instructions for accessing the proxy materials over the Internet or requesting a printed copy of the proxy materials by mail or an electronic copy by email.
Your vote is important regardless of the number of shares that you own. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement and vote by proxy through the Internet or request, sign and return your proxy card by mail as soon as possible so that your shares may be represented at the meeting. Voting by proxy will not affect your right to attend the annual meeting and vote in person should you so choose.
If your shares are held by a broker, your broker cannot vote your shares for non-routine matters, including the election of directors and the advisory vote on executive compensation, unless you provide voting instructions. Therefore, if your shares are held by a broker, please instruct your broker regarding how to vote your shares on the election of directors and the advisory vote on executive compensation. This will ensure that your shares are counted with respect to these matters.
On behalf of the board of directors, I would like to express our appreciation for your investment in our company. I look forward to greeting many of you at the annual meeting.
Sincerely,
Louis Hernandez, Jr.
Chairman, President and Chief Executive Officer

AVID TECHNOLOGY, INC.
75 Network Drive
Burlington, MA 01803
_________________________________
NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
_________________________________
NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Avid Technology, Inc., a Delaware corporation (the "company"), will be held on May 17, 2016 at 8:00 a.m. ET, at 75 Network Drive, Burlington, Massachusetts (together with adjournments or postponements thereof, the "annual meeting"):

1.
to elect three Class II directors, each to serve until our 2019 annual meeting of stockholders and, as to each, until a successor is duly elected and qualified, or until earlier death, resignation or removal of the director;

2.	to approve, by a non-binding, advisory vote, the compensation paid to the company's named executive officers; and

3.	to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the current fiscal year.
We also will transact any other business that may properly come before the annual meeting or at any adjournments or postponements of the annual meeting.
We have selected March 18, 2016 as the record date for determining the stockholders entitled to notice of the annual meeting and to vote at the annual meeting and at any adjournments or postponements of the annual meeting.

By Order of our Board of Directors,
Jason A. Duva
Corporate Secretary
Burlington, Massachusetts
April 5, 2016

AVID TECHNOLOGY, INC.
75 Network Drive
Burlington, Massachusetts 01803
________________________________
PROXY STATEMENT
ANNUAL MEETING May 17, 2016
_________________________________
INFORMATION ABOUT PROXY MATERIALS, THE ANNUAL MEETING AND VOTING
Why am I receiving these materials?
On or about April 5, 2016, we have made these materials available to you on the Internet and, upon your request, have delivered printed versions of these materials to you by mail or electronic copies to you by email, in connection with the solicitation of proxies by our board of directors for use at our 2016 Annual Meeting of Stockholders to be held on May 17, 2016 at 8:00 a.m. ET, and at any postponement(s) or adjournment(s) of the annual meeting. The annual meeting will be held at 75 Network Drive, Burlington, Massachusetts. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or submit your proxy through the Internet according to the instructions contained in the enclosed proxy card.
What is included in these materials?
These materials include:

•	this proxy statement (including the Notice of 2016 Annual Meeting of Stockholders); and

•	our Annual Report to Stockholders for the year ended December 31, 2015.
What items will be voted on at the annual meeting?
Stockholders will vote on the following items at the annual meeting:

Proposal One:	the election to the board of directors of the three nominees named in this proxy statement as Class II Directors;

Proposal Two:	an advisory vote on the compensation paid to our named executive officers; and

Proposal Three:	ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the current fiscal year.
We are not aware of any other matters to be presented at our annual meeting. However, if any other matters are properly presented, the persons designated as proxies intend to vote, or otherwise act, on those matters in accordance with their judgment.

What are the voting recommendations of the board of directors?
The board recommends that you vote your shares:

•	“FOR” each of the nominees to the board of directors named in this proxy statement (Proposal No. 1);

•	“FOR” the advisory vote on the compensation paid to our named executive officers (Proposal No. 2); and

•	“FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the current fiscal year (Proposal No. 3).
What is the voting requirement to approve each of the proposals?

•
Election of Directors (Proposal No. 1). To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Prior to the election, each director nominee currently serving on our board delivered to the board of directors an irrevocable resignation that will become effective if (i) he or she does not receive a majority of the votes cast (with “abstentions” and “broker non-votes” not counted as a vote “for” or “against” such nominee’s election) and (ii) within 90 days following certification of the stockholder vote, the board determines to accept such resignation in accordance with our corporate governance guidelines. We will publicly disclose any such decision by the board of directors with regard to any director’s resignation.

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Other Matters. Under our Amended and Restated By-laws, the affirmative vote of the holders of a majority of the votes cast will be required for approval of the advisory vote on compensation paid to our named executive officers (Proposal No. 2) and approval of the ratification of the selection of the independent registered public accounting firm (Proposal No. 3). For Proposals 2 and 3, abstentions and broker non-votes are not included in the number of votes cast for and against the proposal and therefore have no effect on the vote on such proposal. While the advisory vote on our company’s executive compensation is required by law, it will not be binding on us or our board of directors.  However, the compensation committee of our board of directors will take into account the outcome of the vote when considering future executive compensation decisions.

Who may vote at the annual meeting?
Only stockholders of record as of the close of business on March 18, 2016, the record date, are entitled to receive notice of, to attend and to vote at the annual meeting. As of the record date, there were 39,634,208 shares of our common stock, $0.01 par value per share, issued and outstanding. Stockholders are entitled to one vote per share.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
In certain sections of this proxy statement, we distinguish between stockholders of record and beneficial owners. Most of our stockholders are beneficial owners of shares held in street name.

•
Stockholders of Record. If your shares are held in your name with our transfer agent, Computershare, you are considered the “stockholder of record” of those shares. As a stockholder of record, you are receiving the notice of Internet availability or, as applicable, a printed or electronic copy of the proxy materials directly from us.

•
Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by another custodian, you are considered the “beneficial owner” of those shares and the shares are held in “street name” by the broker or custodian, which is the stockholder of record. As a beneficial owner, your broker or custodian will forward to you the notice of Internet availability or, as applicable, a printed or electronic copy of the proxy materials.

How do I vote?
There are three ways to vote your shares:

•	Over the Internet. You may submit your vote over the Internet any time prior to 11:59 p.m. ET, on May 16, 2016 by following the instructions on the notice of Internet availability or proxy card.

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By Mail. You may submit your vote by mail by following the instructions on the proxy card. Please allow sufficient time for mailing as only proxy cards received by us prior to the annual meeting will be deemed valid and counted.

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In Person. All stockholders of record may vote in person at the annual meeting. We will give you a ballot when you arrive. Please note, however, that if you are a beneficial owner of shares held in street name, in order to vote your shares in person at the annual meeting, you must obtain a legal proxy from the stockholder of record (which is your broker or custodian) that authorizes you to do so.

If you receive more than one notice of Internet availability or multiple printed copies of the proxy materials (including multiple proxy cards), in order to vote all of your shares by proxy, you must return each proxy card or separately vote over the Internet all the shares owned by you. You may receive multiple copies of the proxy materials if, for example, you hold shares in more than one brokerage account or you are a stockholder of record and hold shares registered in more than one name.
How are proxies voted?
All shares represented by valid proxies received prior to the annual meeting will be voted and, where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
What happens if I do not return my proxy?

•
Stockholders of Record. If you are a stockholder of record and do not vote over the Internet, by mailing your proxy card or by delivering your proxy to the annual meeting, your shares will not be voted unless you appear in person (or are legally represented) and vote your shares by ballot at the annual meeting.

•
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not vote over the Internet or by mailing your proxy card, under the rules of various securities exchanges, the broker or custodian that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If your broker or custodian that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or custodian will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares; this is referred to as a “broker non-vote.” A broker non-vote may also result if your broker or custodian may, but opts not to, vote your shares on a routine matter for which you have not given instructions.

What happens if I submit my vote by proxy but do not give specific voting instructions with respect to a particular proposal?
As a stockholder of record, whether you vote over the Internet or by mailing your proxy card, if you sign and return your proxy card without giving specific voting instructions with respect to a particular proposal, the persons designated by us as proxies will vote your shares as recommended by our board of directors.
Which proposals are considered “routine” or “non-routine”?

•	Election of Directors (Proposal No. 1). The election of directors is considered a non-routine matter under applicable rules;

•
Advisory Vote to Approve Compensation Paid to Named Executive Officers (Proposal No. 2). The advisory vote to approve our company’s executive compensation is considered a non-routine matter under applicable rules; and

•
Ratification of the Appointment of BDO USA, LLP (Proposal No. 3). The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the current fiscal year is considered a routine matter under applicable rules.

Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on Proposals 1 or 2. Because Proposal 3, regarding the ratification of the appointment of our independent registered public accounting firm, is considered a routine matter, brokers are permitted to vote shares held by them without instruction from beneficial owners.
How are abstentions and broker non-votes treated?
Abstentions and broker non-votes will not be counted as shares voting on any proposal. Assuming the presence of a quorum, abstentions and broker non-votes will not affect the voting on any of the proposals under consideration by stockholders. Abstentions and broker non-votes will, however, as stated above, be counted as present and entitled to vote for purposes of determining whether a quorum is present at the annual meeting.
Can I change my vote after I have voted?
If you vote your shares by proxy, you may revoke your proxy at any time before its exercise by re-voting over the Internet, submitting a subsequently dated proxy card, delivering a written revocation to our Corporate Secretary at our principal offices in Burlington, Massachusetts, or voting in person at the annual meeting. If you submit multiple proxies, the last proxy received by us will be the proxy used for purposes of the annual meeting. Voting by proxy will not affect your right to attend the annual meeting and vote in person should you so choose.
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
What is the quorum requirement for the annual meeting?
The holders of a majority of the shares of our issued and outstanding common stock entitled to vote at the annual meeting constitute a quorum. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote for any reason with respect to one or more of the proposals presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the annual meeting. If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.
Who will serve as the inspector of election?
Jonathan I. Huang, our Vice President of Investor Relations and Corporate Treasurer, or such other person as duly appointed by the Secretary of the company, to whom the board has delegated such authority, will serve as the inspector of election.
Where can I find the voting results of the annual meeting?
The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and reported on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission, or SEC, by May 23, 2016.
How do I receive a paper copy of the proxy materials?
If you prefer to receive paper copies of the proxy materials, you can still do so. You may request a paper copy by following the instructions provided in the Notice of Internet Availability. The Notice of Internet Availability also provides you with instructions on how to request paper copies of the proxy materials on an ongoing basis. There is no charge to receive the materials by mail. You may request printed copies of the materials until one year after the date of the annual meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about April 5, 2016, we have mailed to our stockholders of record as of March 18, 2016 (other than those who previously requested electronic or paper delivery on an ongoing basis) a notice of Internet availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. All stockholders will have the ability to access our proxy materials on the website referred to in the notice of Internet availability or request a printed set of the proxy materials. The notice of Internet availability also instructs you on how to access your proxy card to vote through the Internet. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.
Who is paying for the cost of our proxy solicitation?
We will bear all costs for our solicitation of proxies. Our directors, officers and certain of our employees may solicit proxies by mail, telephone, email, facsimile or personally without additional compensation. Additionally, we have retained Innisfree M&A Incorporated to aid in soliciting votes for the annual meeting for a fee of $20,000 plus reasonable expenses. We are requesting that brokers and custodians forward the notice of Internet availability or, as applicable, printed copies of the proxy materials to stockholders for whom they hold shares. We will reimburse these entities for their reasonable out-of-pocket distribution expenses.
Where can I direct any questions regarding the solicitation of votes?
Please direct any questions regarding the solicitation of votes in connection with our 2016 Annual Meeting of Stockholders to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022. Stockholders, please call (888) 750-5834. Banks and brokerage firms, please call (212) 750-5833.
What is the deadline to propose actions for consideration at the 2017 Annual Meeting of Stockholders?
In order for a stockholder proposal to be eligible to be included in our proxy statement and proxy card for the 2017 Annual Meeting of Stockholders, the proposal must be submitted to our Corporate Secretary at our principal offices in Burlington, Massachusetts, on or before December 6, 2016, and concern a matter that may be properly considered and acted upon at the annual meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act").
Under the advance notice provisions in our Amended and Restated By-Laws, stockholders are required to provide notice to our Corporate Secretary at our principal offices in Burlington, Massachusetts, of the nomination of directors or to introduce an item of business at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the anniversary date of our prior annual meeting. However, if our annual meeting is called for a date that is not within 25 days before or after the anniversary date of the prior year's annual meeting, notice by the stockholder must be received no later than the close of business on the tenth day following the earlier of either the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. For further information about our director nomination process, please see "Director Nomination Process" below.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 17, 2016:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxyvote.com

PROPOSAL 1 - ELECTION OF DIRECTORS
Proposal Summary
The first proposal for consideration at our annual meeting is the election of the three director nominees named in this proxy statement. Our board of directors is divided into three classes, designated as Class I, Class II and Class III directors, with one class elected each year.
Members of each class hold office for a three-year term. Our board of directors currently consists of eight members, three of whom are Class I directors, three of whom are Class II directors and two of whom are Class III directors.
Class II Director Nominees. Our board of directors has, upon the recommendation of our nominating and governance committee, nominated our three current Class II directors, Robert M. Bakish, Paula E. Boggs, and Louis Hernandez, Jr., for re-election as Class II directors at our annual meeting. Information about each director nominee is provided below. If elected, each director nominee for Class II will serve as a director until our 2019 annual meeting of stockholders and his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each Class II nominee has indicated his or her willingness to serve if elected, but if any of the nominees should be unable or unwilling to serve, proxies may be voted for substitute nominee(s) designated by our board of directors.
Under our Amended and Restated By-Laws, directors in non-contested elections are elected by an affirmative majority of votes cast. You can vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee, however, an abstention will not count as a vote cast in the election.
Board Recommendation
Our board of directors recommends that our stockholders vote FOR the election of Mr. Bakish, Ms. Boggs and Mr. Hernandez.
Nominees for Class II Directors for the Three-Year Term That Will Expire at our Annual Meeting in 2019
Set forth below is information regarding each director nominee, including his or her age as of April 1, 2016 and information about his or her specific experience, qualifications, attributes or skills that led the board to conclude that he or she should serve as a director of Avid.
Each of our directors who has been nominated for reelection is an invaluable, active and engaged member of the board and brings important insight to our company. We believe that it is valuable to have some continuity on our board of directors as we continue to execute on our transformation strategy.
Robert M. Bakish, 52, became a director in October 2009. Mr. Bakish has served as the President and Chief Executive Officer of Viacom International Media Networks, a division of Viacom Inc., a global entertainment content company, since January 2010. Mr. Bakish is also chairman of the board of Viacom 18 (Viacom’s Indian joint venture). From January 2007 to January 2010, Mr. Bakish served as the President of MTV Networks International, another division of Viacom. From July 2004 to January 2007, Mr. Bakish was Executive Vice President, Operations, of Viacom Enterprises, a subsidiary of Viacom. Prior to that, he served as MTV Networks’ Executive Vice President and Chief Operating Officer, Advertising Sales and was chairman of the Cable Television Advertising Bureau. Previously, Mr. Bakish was a partner with Booz Allen & Hamilton in its Media and Entertainment practice. Mr. Bakish's extensive experience at Viacom gives him unique insights into the broadcast industry and international markets. He brings a strong commercial perspective and voice of the customer to Avid's board. This has been very valuable as Avid is implementing its long-term transformational strategy to adapt to the rapidly changing media industry. The board also values his expertise in strategic planning and business development as well as in his role, since 2011, as the chair of our compensation committee.
Paula E. Boggs, 56, became a director in July 2015. Ms. Boggs is the founder and owner of Boggs Media, LLC. Since 2013, she has been a member of the President's Committee for the Arts and the Humanities, and was previously a member of the White House Council for Community Solutions from 2010 to 2012. A former executive at the Starbucks Coffee Company, she led the global law department of Starbucks from 2002 to 2012, and was corporate Secretary of the Starbucks Foundation. Prior to that, Ms. Boggs was a Vice President of legal for products, operations and information technology at Dell Computer Corporation from 1997 to 2002 and also held the role of Senior Deputy General Counsel starting in June 1997. Before joining Dell, Ms. Boggs was a partner with the law firm of Preston Gates & Ellis LLP from 1995 to 1997. She is currently a member of The Johns Hopkins University Board of Trustees and National Advisory Board of its Peabody Institute, as well as Secretary of the Board of KEXP Radio, an affiliate of National Public Radio and the University of Washington. Ms. Boggs is also a voting member of the National Academy of Recording Arts and Sciences. The board believes that Ms. Boggs's extensive governance experience is important as our company focuses on our governance and internal controls post-restatement. Ms. Boggs also brings important insights into the media sector as a result of her accomplished music career, role as Secretary of the Board of NPR affiliate KEXP Radio, membership of the President's Committee for the Arts and the Humanities, and voting membership of the National Academy of Recording Arts and Sciences. We also benefit from her 17+ years as a Johns Hopkins University Trustee where she chaired the audit committee. Her combination of governance expertise, media sector insights and audit committee experience makes her a particularly valuable addition to our audit committee following the restatement.
Louis Hernandez, Jr., 49, was appointed our President and CEO in February 2013 and Chairman of our Board in October 2013. He became a director in February 2008 and served as our lead director from December 2011 until February 2013. Prior to being appointed our President and CEO, Mr. Hernandez served as chairman of Open Solutions Inc., a provider of enterprise-wide enabling technologies for the financial services marketplace, which was acquired in January 2013 by Fiserv, Inc., and as its Chief Executive Officer from 1999 to 2013. Mr. Hernandez previously also served in various executive roles at RoweCom Inc. and U.S. Medical Instruments, Inc. and as a director and member of the audit and compensation committee of Unica Corporation (UNCA), HSBC North America Holdings Inc., HSBC USA Inc. and HSBC Bank USA, N.A. Mr. Hernandez has a proven track record as a growth-oriented technology executive with expertise in operational execution and results-driven performance in a variety of complex technical fields and has been a principal architect of our Avid Everywhere strategy. The board believes that these qualities are particularly valuable in connection with the next steps for our company. Further, as President and CEO, he brings a unique perspective to the board.
CONTINUING DIRECTORS
Set forth below is information regarding each continuing director, including his or her age as of April 1, 2016 and information about his or her specific experience, qualifications, attributes or skills that led the board to conclude that he or she should serve as a director of Avid.
Class I Directors (terms to expire at our 2018 annual meeting)
Nancy Hawthorne, 64, became a director in October 1997 and served as our lead director from January 2008 to December 2011, and assumed that role again in October 2014. Ms. Hawthorne has been a Partner of Hawthorne Financial Advisors, a financial advisory and investment firm, since June 2014. Previously, Ms. Hawthorne served as Chair and Chief Executive Officer of Clerestory, LLC; Chief Executive Officer and Managing Partner of Hawthorne, Krauss & Associates, LLC, a provider of consulting services to corporate management; and as Executive Vice President and Chief Financial Officer and Treasurer of Continental Cablevision. Ms. Hawthorne also serves as lead director and member of the audit committee, nominating and governance committee of the Metropolitan Series Fund, Inc.; as a director and member of the audit committee of Charles River Associates; and as director and member of the nominating and governance committee and audit committee of THL Credit, Inc. As a former senior executive at Continental Cablevision and MediaOne, Ms. Hawthorne brings deep industry expertise to Avid's board, especially on the distribution side of the value chain. Ms. Hawthorne’s financial management and outside board experience enhance her contributions to our board. She also brings a broad understanding of corporate governance and risk management to the board, which helps our board understand and focus on critical issues in these areas. Additionally, her financial expertise and experience qualify her as an audit committee financial expert. Ms. Hawthorne brings valuable insight in her role as lead director, chair of our audit committee and a financial expert. Ms. Hawthorne also offers a unique perspective, having served as our interim CEO from July to December 2007.
John H. Park, 48, served as a director from June 2007 to June 2011 and was reelected to our board in May 2012. Since November 2012, Mr. Park has been a partner at the investment management firms of Jackson Park Capital, LLC and Jackson Park Advisors, LLC. Mr. Park was a partner of Blum Capital Partners, L.P., a private equity firm and an Avid investor, from May 2004 to November 2012. Prior to joining Blum Capital Partners, Mr. Park spent 11 years with Columbia Wanger Asset Management, L.P. where he was a partner and the Portfolio Manager of the

Columbia Acorn Select Fund and a Co-Portfolio Manager of the Columbia Acorn Fund. Mr. Park has also in the past served as a director of eResearch Technology, Inc. and GlenRose Instruments, Inc. Our board believes it benefits from Mr. Park’s demonstrated business acumen gained through extensive private equity and fund investment experience, experience on other public company boards of directors and participation in corporate turn-around efforts. As a professional investor, he also provides valuable insight into our investor relations strategy, executive compensation, performance measurement and other governance matters. With this experience, Mr. Park is also a valued member of our compensation committee and chair of our nominating and governance committee.
Peter Westley, 52, became a director in January 2016. Mr. Westley is a partner at Blum Capital Partners, L.P., a leading investment firm that is our largest stockholder. Mr. Westley has been a partner at Blum Capital Partners since 2012 and has nearly 30 years of experience in financial services working with media and technology companies. He sits on the board and the audit committee of Payless Holdings, LLC and is an alternate member of the board of Xtralis Group Holdings Limited, in both of which Blum Capital Partners has a significant investment stake. His prior experience includes serving as a managing director in the Technology and Media Groups at Salomon Smith Barney, partner and head of the media and internet investment banking at ThinkEquity Partners, LLC, and managing director and head of media and internet banking at North Point Advisors. Our board benefits from Mr. Westley's 30 years of experience in financial services working with media and technology companies and he brings financial expertise, industry knowledge and leadership experience that the board believes will add new perspective to the board and amplify the company's capability to provide greater value to stockholders. We also benefit from the stockholder perspective he lends as a partner of Blum Capital Partners, L.P. His experience and background qualify him as an audit committee financial expert and he currently serves as a valued member on our audit committee.
Class III Directors (terms to expire at our 2017 annual meeting)
Elizabeth M. Daley, 73, became a director in February 2005. Dr. Daley has been Dean of the School of Cinematic Arts at the University of Southern California since 1991. Dr. Daley has extensive management and leadership experience, which includes her 20 years of experience as Dean of the University of Southern California School of Cinematic Arts, one of the most prestigious and influential film school in the world. Dr. Daley is embedded into the media and production sectors and brings to our board truly unique insights into the film industry, our education market, the future of digital media, emerging trends in digital media and the needs of our customers. Dr. Daley is one of the most widely recognized and respected women in our industry. She has been honored by American Women in Radio and Television and received the Women in Film Business Leadership Award, acknowledging extraordinary contributions by women behind the camera. Dr. Daley is an active and engaged board member, who makes frequent and valuable contributions to board discussions and decisions, and is a valued member of our nominating and governance committee and compensation committee.
Youngme E. Moon, 51, became a director in September 2005. Dr. Moon has been Senior Associate Dean for Strategy and Innovation and the Donald K. David Professor of Business Administration at Harvard Business School, where she has been on the faculty since 1998. Prior to that, Dr. Moon was a professor at the Massachusetts Institute of Technology. Dr. Moon also serves on the board of directors of zulily, the Honest Company, Handy and Rakuten and serves as a member of the audit and nominating and governance committee of zulily. Dr. Moon’s expertise in innovative consumer and other marketing strategies, in addition to her other business insights, adds significant value to board discussions. This has been particularly valuable as our company works to adapt to a fast-changing industry, focuses on new growth in Tier 3, and continues to evaluate strategic opportunities. Ms. Moon also has deep experience serving on corporate boards, especially for technology companies, and is a valued member of our nominating and governance committee and compensation committee.
DIRECTOR COMPENSATION
Our company uses a combination of cash and equity-based compensation to attract and retain individuals to serve on our board. We only compensate outside directors for their service on our board. An outside director is a member of our board who is not:

•	an employee of our company or any subsidiary of our company;

•	a significant stockholder, meaning the beneficial owner of 10% or more of our outstanding common stock; or

•	a controlling stockholder, member or partner of a significant stockholder.

Mr. Hernandez did not qualify as an outside director during fiscal year 2015 as he is our President and CEO; accordingly, he did not receive any compensation for his service on our board.
In February 2014, our board approved cash compensation, effective January 1, 2014, for our outside directors as set forth below:

	Lead Director	Chair	Other Members
	Retainer	Retainer	Retainer
Board of Directors	$80,000	$80,000(1)	$50,000
Audit Committee	—	26,000	12,000
Compensation Committee	—	18,750	9,000
Nominating and Governance Committee	—	12,500	5,250
Strategy Committee	—	18,750	9,000

(1)	As of Mr. Hernandez's appointment as Chairman of our board in October 2014, no fee is paid for the board chairman position.
In addition to the cash compensation described above, outside directors are entitled to receive equity compensation. Our board reviews equity compensation for outside directors periodically.
Under our 2014 Stock Incentive Plan, we may grant options, restricted stock, restricted stock units, or a combination of these awards upon an outside director’s initial election to our board of directors and annually for his or her continued service on the board. The 2014 Stock Incentive Plan limits the “expected value” of these awards to a dollar amount determined by our compensation consultant based on a review of compensation paid by peer companies; this dollar amount for any award may not exceed $230,000 as of the date of grant. The expected value of an option or SAR is the value of the award on the date of grant, as determined by our board of directors using a reasonable valuation method. The expected value for restricted stock and restricted stock units is the fair market value of our common stock covered by the award on the date of grant.
For years after 2013, stock options granted to outside directors generally vest in full on the first anniversary of the date of grant. Restricted stock and restricted stock units granted to outside directors may not vest before the first anniversary of the date of grant, except in extraordinary circumstances (including a director’s death or disability, a director’s attainment of mandatory retirement age or retirement following at least seven years of service, certain corporate transactions, and other nonrecurring significant events that affect us, a director, or the 2014 Stock Incentive Plan). In May 2015, we made the annual grant to our directors of 7,390 restricted stock units which vests upon the earlier of the date of our annual meeting of stockholders in 2016 or May 31, 2016. In July 2015, upon joining the board, we granted Ms. Boggs 7,424 RSUs which also vest upon the earlier of the date of our annual meeting of stockholders in 2016 or May 31, 2016. This vesting period of less than one year was specifically approved by our board due to the non-recurring significant event of a director joining the board not in connection with our annual meeting.

Director Compensation Table for Fiscal Year 2015
The following table sets forth a summary of the compensation we paid to our directors for service on our board in 2015.

Name	Fees Earned or Paid in Cash(1)	Restricted Stock Unit Awards(2)	Total
Robert M. Bakish	$77,750	$114,988	$192,738
George H. Billings(3)	$90,250	$114,988	$205,238
Paula E. Boggs(4)	$26,372	$90,424	$116,796
Elizabeth M. Daley	$71,000	$114,988	$185,988
Nancy Hawthorne	$105,440	$114,988	$220,428
Youngme E. Moon	$83,000	$114,988	$197,988
John H. Park	$72,372	$114,988	$187,360

(1)	Cash amounts included in the table above represent the portion of the annual board/committee member fees and board/committee chair fees earned during our 2015 fiscal year.

(2)
The amount shown represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, of restricted stock unit awards granted to each of our outside directors in 2015. The grant date fair value represents fair market value less par value of $0.01 per share. The fair market value was determined by multiplying the total number of shares of common stock underlying the restricted stock units by $15.56, the closing price of our common stock on NASDAQ on the grant date, May 12, 2015, and with respect to Ms. Boggs $12.18, the closing price of our common stock on NASDAQ on the grant date July 29, 2015. As of December 31, 2015, the outside directors held the following unvested restricted stock units: Mr. Bakish: 35,886; Mr. Billings: 35,886; Dr. Daley: 35,886; Ms. Hawthorne: 35,886; Dr. Moon: 35,886, and Ms. Boggs: 35,379. Please see Note L, “Capital Stock” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 regarding the assumptions and methodologies used to value these restricted stock units.

(3)	Mr. Billings retired from our board on January 6, 2016.

(4)
Ms. Boggs joined our board on July 29, 2015 and received a pro-rated grant of 7,424 restricted stock units vesting on the earlier of the date of the 2016 annual stockholder meeting or May 31, 2016 and also became entitled to cash compensation for outside directors as of such date. Please see above for the board’s reasoning to approve a vesting period of less than one year.

Stock Ownership Guidelines for Outside Directors
Our board has adopted stock ownership guidelines for outside directors which are intended to further align the interests of our outside directors with those of our stockholders. Under the current guidelines, our outside directors are expected to hold at least 18,000 shares of common stock within three years of becoming an outside director. For purposes of these guidelines, stock ownership includes:

•	stock owned outright, including stock owned jointly with a spouse or separately by a spouse and/or children;

•	shares held in a trust for the economic benefit of the outside director or his or her spouse or children;

•	restricted stock and restricted stock units; and

•	shares underlying fully-vested options.
All of our outside directors who have served on our board for up to three years have met our stock ownership guidelines. See the section of this proxy statement entitled "Beneficial Ownership Information - Security Ownership of Certain Beneficial Owners and Management" for more detailed information on the beneficial ownership of our directors.

EXECUTIVE OFFICERS
Our executive officers are elected annually by the board and serve at the discretion of the board. Our current executive officers and their ages as of April 1, 2016 are as follows:

Executive Officer	Age	Position(s) with our company
Louis Hernandez, Jr.	49	Chairman, President and Chief Executive Officer
John W. Frederick	52	Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Jeff Rosica	54	Senior Vice President, Chief Sales and Marketing Officer
Rick Lowenstein	53	Senior Vice President of Customer Success and Professional Services
Jason A. Duva	43	Senior Vice President, General Counsel and Corporate Secretary
Dana Ruzicka	44	Vice President and Chief Product Officer
Louis Hernandez, Jr. is our Chairman, President and Chief Executive Officer. Please see “Election of Directors” above for Mr. Hernandez’s biography.
John W. Frederick served as our Chief of Staff from February 2013 to April 2013, and has served as our Executive Vice President, Chief Financial Officer and Chief Administrative Officer since April 2013. From November 2009 until joining Avid, Mr. Frederick was Executive Vice President and Chief Financial Officer of Open Solutions, Inc., a technology provider to financial institutions worldwide, which was acquired in January 2013 by Fiserv, Inc. During the period October 2006 to October 2007, Mr. Frederick served first as interim Chief Financial Officer and then as Chief Financial Officer of SafeNet, Inc., a global encryption security company. After a brief transition in connection with the acquisition of SafeNet, he rejoined SafeNet as Chief Financial Officer in November 2007 and served as such until August 2009. Additionally, he held a variety of senior financial, business planning, and analysis roles at organizations including AlliedSignal, now part of Honeywell, Time Warner, and Sunbeam Corporation. Early in his career he also served in the audit practice of Coopers & Lybrand, now part of PricewaterhouseCoopers.
Jeff Rosica joined our company as Senior Vice President of Worldwide Field Operations in January 2013 and in January 2016 he was appointed Senior Vice President, Chief Sales and Marketing Officer. From early 2002 until joining us, Mr. Rosica served in various capacities with Grass Valley, LLC, a broadcast equipment supplier, most recently as Executive Vice President, Chief Sales and Marketing Officer. Prior to that, Mr. Rosica was Vice President and General Manager of Phillips Broadcast from 1996.
Rick Lowenstein has served as our Senior Vice President of Customer Success and Professional Services since January 2014. Mr. Lowenstein has an extensive background in strategy development and business operations at software and technology companies of all sizes and stages of maturity from startup to Fortune 500. Prior to joining us, Mr. Lowenstein was Vice President of Consulting for Adobe Systems, where he managed the Americas enterprise consulting practice for all Digital Marketing products. Before Adobe, Mr. Lowenstein held positions as Executive Vice President of Global Services for Deltek; and Vice President of Professional Services for Agile Software, Workscape and PeopleSoft.
Dana Ruzicka has served as our Vice President and Chief Product Officer since August 2015. Mr. Ruzicka has been with the company for more than 20 years. Most recently he managed the company's Tier 3 growth initiative. Prior to that, he was Vice President of Segment Strategy and Planning at Avid.  Mr. Ruzicka has also served in additional senior leadership roles at Avid, including Vice President of Post Solutions and Vice President Strategic Alliances.
Jason A. Duva has served as our Senior Vice President, General Counsel and Corporate Secretary since March 2016. Prior to that he served as our Vice President, General Counsel and Corporate Secretary since October 2011. Mr. Duva joined Avid in 2005 as Corporate Counsel and from 2008 to 2011 served as Assistant General Counsel. Prior to joining Avid, Mr. Duva worked at the law firm of Testa, Hurwitz & Thibeault LLP, where he represented numerous hardware, software, and entertainment companies, along with individual artists and arts organizations.
GOVERNANCE OF THE COMPANY
We are committed to ensuring the highest standards of corporate governance. Some examples of this commitment are set forth below:

•	Our board consists of eight members, seven of whom are independent directors within the meaning of NASDAQ’s listing standard.

•	All members of our board’s committees are independent directors.

•	We have an independent lead director.

•
We have corporate governance guidelines that are published on our website at ir.avid.com, which among other things, lay out the responsibilities and qualification standards for directors, the criteria for director nominations, the board meeting process, our directors’ access to officers and employees and independent advisers, and the duties of our chairman and, if applicable, lead director.

•
Our corporate governance guidelines also require our directors to limit the number of other public company boards on which they serve so that they are able to devote adequate time to their duties to the company.

•
Our corporate governance guidelines require that any nominee for director who does not receive a majority vote in an uncontested election must promptly tender his or her resignation to the board, which will consider whether to accept the resignation.

•
We have stock ownership guidelines for our CEO, our other executive officers and our non-employee directors that are described in this proxy statement under “Stock Ownership Guidelines” and “Director Compensation - Stock Ownership Guidelines for Outside Directors.”

•	Our independent directors hold regularly convened meetings without management present.

•	Independent directors approve director nominations and executive officer compensation.

•	Our audit committee reviews and approves all related-party transactions.

•	We have a code of business conduct and ethics which is distributed annually to our employees.

•	Waivers of our code of business conduct and ethics given to our executive officers or directors must be approved by our board of directors and disclosed publicly.
Corporate Governance Guidelines
The board has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interest of our stockholders, and a code of business conduct and ethics that applies to all of our employees, officers and directors. Our corporate governance guidelines address, among others, the responsibilities and qualification standards for directors (including a policy for holdover directors), the criteria for director nominations, the board meeting process, our directors’ access to officers and employees and independent advisers, and the duties of our chairman and if applicable lead independent director. Our corporate governance guidelines can be accessed from the corporate governance page in the investor relations section of our website at http://ir.avid.com.

Board Leadership Structure
The board oversees our president and chief executive officer and other senior management in the competent and ethical operation of the company and assures that the long-term interests of the stockholders are being served.
The board periodically reviews its leadership structure to determine whether the roles of chairman and chief executive officer should be separated or combined based on its judgment as to the structure that best serves the interests of our company and our stockholders. In October 2014, Mr. Hernandez, our President and CEO, was appointed as the chairman of our board. Simultaneously, Ms. Hawthorne was appointed as lead director. The board decided to appoint Mr. Hernandez as chairman because it believes that combining the roles will increase efficiency and provide strong, centralized leadership for our company. Combining the roles of President and CEO on the one hand and chairman on the other hand allows Mr. Hernandez to leverage his in-depth knowledge of both the operations of the business, as well as the strategic opportunities and challenges facing us. Ms. Hawthorne has been appointed as independent lead director, bringing balance to the board and ensuring that the board will continue to provide strong, independent oversight.
The chairman of the board chairs and presides over meetings of the board and serves as a liaison between the directors and management.
Risk Oversight
The Board's Role
Risk is an integral part of board deliberations throughout the year. Management is responsible for the day-to-day management of risks our company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. A fundamental part of risk oversight is to understand the risks that we face, the steps management is taking to manage those risks and to assess our appetite for risk. Risk management systems, including our internal auditing procedures, internal controls over financial reporting and corporate compliance programs, are designed in part to inform management about our material risks. The board believes that full and open communication between management and the board are essential for effective risk management and oversight. The board and its committees receive regular presentations from senior management on strategic matters involving our operations and areas of material risk to our company, including operational, financial, legal, regulatory, and strategic risks, among others. The board and its committees also discusses with management strategies, financial performance, legal developments, key challenges and risks and opportunities for our company. The involvement of the board in the oversight of our strategic planning process is a key part of its assessment of the risks inherent in our corporate strategy. Our management uses an enterprise risk management process to identify and assess, and, to the extent practicable, manage and mitigate material risks to our company.
While the board oversees the risk management process, our board’s committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee focuses on financial risk, including the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and governance committee manages risks associated with corporate governance, board organization, membership and structure.
Compensation Risk Assessment
At the compensation committee’s direction, our Vice President of Human Resources and other members of the human resources and finance departments, in conjunction with our inside legal counsel, assisted in a risk assessment of our compensation programs for 2015, including our executive compensation programs. Based on this assessment, we believe that our compensation programs’ design promotes the creation of long-term value and discourages behavior that leads to excessive risk. The compensation committee reviewed and discussed the assessment, and the compensation committee concurred with management’s assessment, that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our business.
Director Independence
Seven of the eight members of our board are “independent” directors, and all of the board’s committees are composed entirely of “independent” directors, as such term is defined in NASDAQ's listing standards. There are no family relationships among any of our directors and executive officers. The board determined that the following directors, all of whom served during 2015, are or were “independent,” according to the above definition: Robert M. Bakish, George H. Billings, Paula E. Boggs, Elizabeth M. Daley, Nancy Hawthorne, Youngme E. Moon, and John H. Park. The board has also determined that Peter M. Westley, who was appointed to our board on January 6, 2016 in connection with Mr. Billings's retirement as a director, is "independent," according to the above definition. Mr. Hernandez is not considered independent since he serves as our CEO and President.
In addition, after having considered relevant factors, including Mr. Westley’s relationship with Avid’s largest stockholder, the board has determined that the audit committee is composed entirely of “independent” directors, as such term is defined in Rule 10A-3 under the Exchange Act, as no member of the audit committee accepts directly or indirectly any consulting, advisory or other compensatory fee from the company other than his or her director compensation, or otherwise has an affiliate relationship with the company. Also, each of the members of the compensation committee qualifies as independent under NASDAQ standards and Rule 10C-1 under the Exchange Act. Under these standards, the board considered that none of the members of the compensation committee accepts directly or indirectly any consulting, advisory or other compensatory fee from the company other than his or her director compensation, and that none has any affiliate relationship with the company or other relationships that would impair the director’s judgment as a member of the compensation committee.
Board Meetings
Our board met 11 times and acted by written consent twice in 2015. The non-management directors, all of whom are independent, met in an executive session chaired by the lead director at the conclusion of every regularly scheduled board meeting and at such other board and committee meetings as desired by the independent directors. During 2015, each of our directors attended at least 75 percent of the total number of meetings of the board of directors and all committees of the board of directors on which he or she served.
While we encourage our directors to attend our annual meetings of stockholders, we do not have a policy requiring their attendance. All of our then-serving directors attended our 2015 annual meeting of stockholders.
Board Committees
Our board has a standing audit committee, compensation committee, nominating and governance committee and strategy committee. Each committee operates under a charter that has been approved by our board. Each committee reviews its charter periodically and recommends any proposed revisions to our board for approval. The charters of the audit committee, the compensation committee and the nominating and governance committee can be accessed from the corporate governance page in the investor relations section of our website at http://ir.avid.com. Members of each committee are generally elected by our board upon recommendation from our nominating and governance committee. Committee meetings may be called by the chair of a committee or our lead independent director. Each of the committees is authorized to retain independent legal, accounting and other advisors, and to approve compensation for their services.
The table below provides current membership information regarding the board and board committees as of the date of this proxy statement. Each of the committees is comprised solely of independent directors, as defined by NASDAQ listing standards.

Independent Director	Audit	Compensation	Nominating and Governance	Strategy
Robert M. Bakish		Chair		x
Paula E. Boggs	x
Elizabeth M. Daley		x	x
Nancy Hawthorne(1)	Chair			x
Youngme E. Moon		x	x	Chair
John H. Park		x	Chair
Peter M. Westley	x
(1) In connection with Mr. Hernandez's appointment as chairman of our Board on October 29, 2014, Ms. Hawthorne was appointed lead director.

Audit Committee
Our board has determined that each of Ms. Hawthorne and Mr. Westley qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. In addition, our board has determined that the members of our audit committee meet the additional independence criteria required for audit committee membership under Rule 10A-3 under the Exchange Act.
The audit committee’s responsibilities include:

•	appointing, as well as approving the compensation and assessing the independence of, our independent registered public accounting firm;

•
overseeing the work of our independent registered public accounting firm, including reviewing certain reports required to be made to the audit committee by the independent registered public accounting firm;

•	overseeing the work of our internal audit function, including approving the internal audit annual plan submitted by our internal auditors;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing, approving and ratifying related person transactions;

•	monitoring our internal controls over financial reporting, disclosure controls and procedures; and

•	meeting independently with our internal auditing staff, our independent registered public accounting firm and management.
Our audit committee met eight times in 2015.
Compensation Committee
Our compensation committee oversees the design and development of our executive compensation programs and determines CEO compensation consistent with the overall objectives of the program, as described below. The compensation committee also approves compensation for the other named executive officers (the "other NEOs"). In addition, all members of the compensation committee were independent directors under Rule 10C-1 under the Exchange Act.
The compensation committee’s responsibilities include:

•	administering our executive officer compensation and bonus programs;

•	determining the CEO’s compensation;

•	approving compensation for other NEOs;

•	annually reviewing and approving an appropriate peer group against which executive compensation is compared;

•	annually reviewing and approving corporate financial performance goals and individual performance goals relevant to the compensation of our executive officers;
administering our equity incentive plans and other long-term incentive plans;

•	reviewing and discussing the Compensation Discussion and Analysis and recommending it for board approval;

•	evaluating compensation policies and practices in relation to risk management; and

•	reviewing and making recommendations to our board with respect to director compensation.
Our compensation committee met five times and acted by written consent six times in 2015.
Compensation Committee Interlocks and Insider Participation. No member of the compensation committee is, or has ever been, an officer or employee of the company. Furthermore, during 2015, none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions) or as a director of another entity where an executive officer of such entity served on our compensation committee or board.
For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Executive Compensation - Compensation Discussion and Analysis” below.
Nominating and Governance Committee
The nominating and governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board;

•	recommending to our board persons to be nominated for election as directors and to each of the committees of our board;

•	developing and recommending to our board corporate governance principles; and

•	overseeing an evaluation of our board.
Our nominating and governance committee met seven times in 2015.
Strategy Committee
The strategy committee’s responsibilities include reviewing, evaluating and making recommendations to our board with regard to potential strategic opportunities. Our strategy committee did not meet formally in 2015.
Director Nomination Process
The process followed by our nominating and governance committee to identify and evaluate director candidates consists of reviewing recommendations from members of our board, search firms that we engage from time to time, and others (including stockholders) and evaluating biographical and background information relating to potential candidates.
In considering whether to recommend a particular candidate for inclusion on our board’s slate of recommended director nominees, including existing directors, our nominating and governance committee considers the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience and commitment to participate as a director, as well as the diversity of our board and conflicts of interest that would impair the candidate’s ability to act in the interests of all stockholders. Our nominating and governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for all prospective nominees. Our corporate governance guidelines also provide that the nominating and governance committee will review with the board the requisite skills and criteria for new board members as well as the composition of the board as a whole, including the consideration of diversity, age, skills, experience, geographic representation, gender, race and national origin, and other experience in the context of the needs of the board. Our nominating and governance committee treats diversity as one of the criteria to be considered by the committee, but has not adopted any formal or informal diversity policy. Our nominating and governance committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities. Our nominating and governance committee monitors the qualification, composition and diversity of our board through the board evaluation process.
Our Amended and Restated By-Laws require stockholders to provide notice to Avid of the nomination of directors not less than 90 days nor more than 120 days prior to the anniversary date of our prior annual meeting. However, if our annual meeting is called for a date that is not within 25 days before or after the anniversary date of the prior year’s annual meeting, notice by the stockholder must be received no later than the close of business on the tenth day following the earlier of either the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made. If the annual meeting concludes as scheduled on May 17, 2016, notice must be received no earlier than January 17, 2017, nor later than February 16, 2017.
Our Amended and Restated By-Laws require a stockholder proposing a director nomination to accompany the request with certain additional information concerning the stockholder and the nominee(s) proposed, including, among other things, (i) biographical and stock ownership information (including derivative and hedging interests as to our common stock) of the proponent stockholder and the nominee(s) (and certain affiliates or associates of each of the proponent stockholder and the nominee(s)), (ii) arrangements and understandings (including financial arrangements and compensation) between the proponent stockholder (and certain affiliates or associates of the proponent stockholder) and any other person, including the nominee(s), with respect to our common stock, and

(iii) any other information relating to the proponent stockholder or the nominee(s) that would be required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act.
Stockholders may recommend an individual to our nominating and governance committee for consideration as a potential director candidate by submitting the individual’s name, together with the information referred to above, to the Nominating and Governance Committee, Avid Technology, Inc., c/o Corporate Secretary, 75 Network Drive, Burlington, Massachusetts 01803, or by email to Avid.Secretary@avid.com.
Assuming that appropriate biographical and background material has been provided on a timely basis, our nominating and governance committee evaluates stockholder-recommended candidates by substantially following the same process, and considering the same criteria, as it follows for candidates submitted by others. If our board decides to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy materials for the next annual meeting.
Board Evaluation
Our nominating and governance committee leads the board in a periodic evaluation of its performance as a board of directors. Our corporate governance guidelines provide that the board from time to time evaluate its performance to determine whether the board, its committees and its individual members are functioning effectively. In 2015, the nominating and governance committee conducted an evaluation process to review the board and committee structure and composition. Following such review, the board appointed Mr. Westley to our board and the audit committee.
Related Person Transaction Policy
Our board has adopted a written policy and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, or 5% stockholders (or their immediate family members), whom we refer to as “related persons,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” he or she must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review is not practicable, our audit committee may ratify the related person transaction. Any related person transactions that are ongoing in nature will be reviewed annually by the audit committee.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our audit committee will review and consider:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the transaction;

•	the approximate dollar value of the related person’s interest in the transaction;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the terms of the transaction are no less favorable to our company than terms that could be reached with an unrelated third party;

•	the purpose, and the potential benefits to our company, of the transaction; and

•
any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if it determines that, under the circumstances, the transaction is not inconsistent with our company’s best interests. During the periods reported, there were no related person transactions.

Communication with our Board of Directors
Our board of directors will give appropriate attention to written communications that are submitted by our stockholders, and will respond if and as appropriate. Our chairman, with the assistance of our General Counsel, is primarily responsible for communications with stockholders and for providing copies or summaries of those communications to our other directors. Stockholders who wish to send communications to our board of directors should address those communications to the Board of Directors, Avid Technology, Inc., c/o Corporate Secretary, 75 Network Drive, Burlington, Massachusetts 01803, or by email to Avid.Secretary@avid.com.
EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides information regarding our executive compensation philosophy, the elements of our executive compensation program and the factors that were considered in making compensation decisions for our NEOs. The following executive officers were our NEOs for fiscal 2015:

•	Louis Hernandez, Jr., Chairman, President and Chief Executive Officer;

•	John W. Frederick, Executive Vice President, Chief Financial Officer, and Chief Administrative Officer;

•	Jeff Rosica, Senior Vice President, Chief Sales and Marketing Officer;

•	Rick Lowenstein, Senior Vice President of Customer Success and Professional Services;

•	Jason A. Duva, Senior Vice President, General Counsel and Corporate Secretary; and

•	Christopher C. Gahagan, Former Senior Vice President of Products and Technology.

Executive Summary
2015 Business & Financial Performance Highlights
In 2015, we continued our efforts to position our competitive advantages to drive growth in a shifting media technology landscape. Our foundation for growth is rooted in three pillars: (i) our enterprise-wide platform, Avid Everywhere, (ii) our enhanced service model, The Avid Advantage, and (iii) increased customer engagement through the Avid Customer Association. Since 2013, when our new management embarked on our transformation, we have made significant and demonstrable progress on the transformation strategy.

•	We completed the financial restatement related to revenue recognition in September 2014 and relisted on the NASDAQ in December 2014;

•	We launched MediaCentral Platform, which we believe is the most comprehensive media workflow in the industry, and currently has over 32,000 users;

•
We acquired Orad Hi-Tec Systems Ltd. ("Orad") to strengthen our position as one of the most comprehensive providers of content creation to distribution workflows for broadcast and media customers around the world;

•	We enhanced our balance sheet for long-term growth by the opportunistic issuance of $125 million of convertible senior notes due 2020 ("Notes Offering");

•	We achieved significant customer wins, including the ten-year Sinclair managed services contract, which underscores the potential of Avid Everywhere;

•	We initiated cost optimization projects to improve our efficiency and better align our resources with our strategic goals and our customers' needs;

•	We completed the roll out of non-marketed products; and

•	We revamped our leadership structure and refined governance and compensation practices to further align leadership with stockholder interests.
In 2015, we continued to deliver new growth in marketed bookings, which grew year-on-year by 11%, improved quality and customer service scores, and shifted to a recurring subscription-based model. By mid-2017, we expect to have completed the planned cost optimization projects and to see a run-off of the amortization of the pre-2011 deferred revenue.
2015 Say-on-Pay Vote
In May 2015, our stockholders approved the say-on-pay proposal with 89.04% percent of the votes cast in favor of our executive compensation program. Our compensation committee has continued to refine our executive compensation programs to improve alignment with the metrics that are meaningful to our business priorities and stockholders. Consistent with this principle, our compensation committee shifted our equity instrument mix from a combination of time-based RSUs and time-based stock options in 2014 to a combination of performance-based RSUs and time-based RSUs in 2015. This shift in equity instrument mix mitigates our potential stockholder dilution attributable to equity grants while improving the alignment between compensation and successful execution relative to measures that we believe will drive stockholder value creation and that our stockholders have indicated reflect their priorities. We continue to regularly engage with our stockholders on a number of topics, including our business strategy, transformation, financial performance, executive compensation and the financial measures used for our performance based pay. We engaged with stockholders representing approximately 75% of our then outstanding shares and continue to do so throughout the year. As evidenced by our 2015 say-on-pay vote results, our stockholders have generally been supportive of our compensation strategy.
2015 Executive Compensation Program Highlights
Highlights of our 2015 executive compensation program include:

•
A Majority of Executive Compensation is Tied to Performance and the Creation of Stockholder Value. The compensation committee structures our executive compensation packages so that a majority of executive compensation is tied to performance, with a smaller portion being paid in base salary. For 2015, 86% of our CEO’s targeted pay was tied to performance and the creation of stockholder value. Our emphasis on aligning our executives' compensation with stockholder interests and value creation led to a significant decrease in total compensation for our NEOs in 2015 as compared to 2014, including a significantly reduced annual performance bonus payout (down 42% as compared to 2014) and the lack of vesting of any performance-based equity.

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Long Term Incentives. Our practice is to provide a significant portion of our executive compensation in the form of equity awards, which align executives with the creation of stockholder value. Our NEOs received 53.3% of their total direct compensation (base salary, annual cash incentive compensation and grant date fair value of equity awards) in the form of equity awards.

•	Annual Executive Bonus Plan Structure Aligned with Creation of Stockholder Value.

•	Our 2015 Annual Executive Bonus Plan ("2015 Executive Bonus Plan") is tied to the financial metrics of free cash flow and Adjusted EBITDA as well as the operational metric of bookings.

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The pre-determined, objective plan metrics were chosen in consideration of input received during our stockholder outreach and because the compensation committee believes these are the drivers of stockholder value and directly reflect management performance.

•
The 2015 Executive Bonus Plan uses multiple metrics, instead of a single metric, because our compensation committee believes they provide a more comprehensive assessment of our executives' success in driving long-term stockholder value creation, particularly during a time when EBITDA growth is further challenged by the run off from the amortization of non-cash deferred revenue from pre-2011 transactions and while the company is intensely focused on the generation of free cash flow.

•
Metrics are generally established in the first quarter each year based on our annual operating plan and what the board believes the company could achieve if the operational strategies and goals are successfully executed.

•	Our compensation committee increased the performance goals in connection with our acquisition of Orad.

•
We believe that the 2015 Executive Bonus Plan provided an effective means to align compensation with achievement relative to our performance goals, with a payout of 73.21%, of target, which represents a very significant decrease of 42% compared to the 2014 performance and payout.

•	Challenging Vesting Triggers for Performance-Based Equity Resulting in No Vesting in 2015.

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The vesting of our performance-based equity is tied to pre-determined objective criteria of EBITDA-to-free cash flow conversion hurdles, with challenging acceleration stock price hurdles providing a direct link to stockholder value creation.

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Due to the challenging vesting criteria of our performance-based equity, none of the performance based restricted stock units vested in 2015 based on the Company's performance, although they may vest in 2016 or 2017 if the stock price hurdles for such years are achieved.

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Limited Base Salary Increases. In 2015, base salaries were increased by 5% and 7% for Messrs. Lowenstein and Duva, respectively. Their salaries were increased considering their individual performance and their compensation position relative to market. Following this increase, Mr. Lowenstein’s and Mr. Duva’s salaries approximated the 75th and 50th percentile, respectively, of market benchmark data. No other NEOs received an increase in base salary in 2015.

•
Limited Discretionary Bonuses. In June 2015, we successfully closed the acquisition of Orad and the Notes Offering. In recognition of the successful completion of these milestones, and the significant additional efforts that were made to effectively and timely complete both, the compensation committee approved certain one-time cash bonus payments to certain of our employees, including certain NEOs as described below.

Good Governance in our Executive Compensation Programs and Practices
The following highlights examples of good corporate governance incorporated in our executive compensation programs:

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Independent Compensation Consultant. The compensation committee engaged an outside, independent executive compensation consultant, Pearl Meyer & Partners ("PM&P"), to advise and counsel on key compensation decisions and actions during 2015.

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Appropriate Peer Group and Market Referencing. We utilize a group of peer companies that we believe are appropriate from the perspectives of industry, business focus, size (among others revenue and market capitalization), gross margins, research and development expense and international sales. We review and adjust our peer group annually.

•	Annual Advisory Vote to Approve Executive Compensation. We seek to obtain an advisory approval of our executive compensation at each annual meeting of stockholders.

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No Excise Tax Gross-Ups. None of our NEOs are entitled to tax gross-ups or gross-ups for golden parachute payments (Internal Revenue Code Section 280G) or for non-qualified deferred compensation (Internal Revenue Code Section 409A).

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No Guaranteed Bonuses, Limited Perquisites. We do not offer guaranteed performance bonuses and we provide few fringe benefits. We do not offer company planes, car allowances, personal security (other than for travel and lodging, where appropriate), financial planning advice, tax preparation services or club memberships.

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Double-Trigger Change-in-Control Provisions. Each of the change-in-control severance agreements with our NEOs provides for “double-trigger” payments or benefits. As such, contractual change-in-control benefits are payable only in the event of a qualifying termination of employment within a specified period of time after a change-in-control.

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Stock Ownership Guidelines. Our NEOs are subject to stock ownership guidelines, which further align the interests of our NEOs with our stockholders and encourage our NEOs to manage from an owner’s perspective. Those of our executives who have been employed by us long enough to be required to meet the guidelines have met our stock ownership guidelines.

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Risk Assessment. We conduct an annual comprehensive risk assessment of our compensation programs. Based on this, we believe that our programs are structured in a manner to motivate strong performance with appropriate risk taking while discouraging excessive risk taking. The details of this risk assessment can be found in the section of this proxy statement under “Governance of the Company - Risk Oversight.”

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No Option Repricing. Our 2014 Stock Incentive Plan does not permit repricing of stock options or other equity awards without stockholder approval, has no evergreen provision, no liberal share recycling features and does not provide for automatic acceleration of unvested awards in the event of a change-in-control.

Compensation Philosophy and Objectives
How We Determine NEO Compensation
The compensation committee oversees all of our executive compensation programs with advice from its independent compensation consultant. We generally establish the performance targets for our NEOs during the first quarter of each fiscal year based on our annual operating plan, which is reviewed by our board of directors at that time. Our operating plan reflects what our management and board of directors believe we could achieve if we successfully execute our operational strategies and goals. The financial performance targets used for purposes of executive compensation are generally set based on the operating plan targets for performance. Our compensation decisions also account for published industry survey and peer group data and reflect the individual performance of each executive officer.
Role of our Compensation Committee
Our compensation committee oversees the design and development of our executive compensation programs and determines CEO compensation consistent with the overall objectives of the program. The compensation committee also approves compensation for the other NEOs. For 2015, all members of the compensation committee were independent directors under NASDAQ’s listing standards.

Role of our CEO
Our CEO provides strategic direction for our company, including with regard to compensation matters. During 2015, Mr. Hernandez met periodically with the compensation committee and the compensation committee's independent compensation consultant to discuss changes to our NEO compensation programs, the 2015 Executive Bonus Plan, amendments to outstanding performance vested equity awards, and to make recommendations regarding the form and amount of any changes to the compensation opportunities for the other NEOs. Mr. Hernandez also met with the compensation committee to review the structure of our 2016 executive compensation programs and to evaluate the performance of the other NEOs. The ultimate decisions in 2015 regarding NEO compensation were, however, made by the compensation committee. Our CEO does not participate in our compensation committee’s deliberation or voting on his compensation.
Role of our Independent Compensation Consultant
Each year, our compensation committee engages an independent compensation consultant to advise the compensation committee on executive officer and board compensation. Since October 2009, our compensation committee has worked with PM&P as its independent compensation consultant. PM&P acts primarily as an advisor to our compensation committee, but may also work with management from time to time on matters presented by management to our compensation committee with the knowledge and consent of our compensation committee. Our compensation committee has the sole authority to engage and terminate its compensation consultant.
The nature and scope of the assignments for PM&P for 2015 regarding executive compensation included:

•	reviewing our peer group to determine the appropriateness of its composition;

•	preparing executive compensation pay studies and competitive assessments to compare our executive compensation to our peer group and published industry survey data; and

•	providing input on structuring of performance-based awards.
The compensation committee has considered and assessed all relevant factors including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to PM&P. Based on this review, we are not aware of any conflict of interest affecting the work performed by PM&P.
Market Data and Peer Group Analysis
For purposes of comparing our executive compensation program with market practices, our compensation committee, with the assistance of its independent compensation consultant, reviews executive compensation from a peer group of publicly-traded companies, which we refer to as the “Avid Peer Group.”
At least annually, our compensation committee reviews the roster of companies included in the Avid Peer Group to confirm that they remain appropriate benchmarks. During its annual review, the compensation committee seeks, to the extent practical, to maintain consistency in the peer group from year to year. In 2015, the compensation committee, with the assistance of PM&P, analyzed each prior peer group company to ensure that it still generally fits our selection criteria and that the peer group’s financial summary statistics (the median in particular) are generally aligned with our current size and financial profile. We focused on companies offering comparable services and products, of a comparable size with respect to revenue (approximately 0.5 to 2 times that of our company), market capitalization (generally of less than $2 billion), with sizable gross margins (generally 40% or higher), with research and development expense of at least 10% of revenue and significant international sales. For purposes of setting NEO compensation for 2015, the Avid Peer Group consisted of the following companies:

Black Box Corporation	Progress Software Corporation	Rovi Corporation
Cray Inc.	Qlogic Corporation	Silicon Graphics Int'l Corp.
Harmonic Inc.	Quantum Corporation	Synaptics, Inc.
Imation Corp	RealD Inc.	Verint Systems Inc.
Pegasystems Inc.	RealNetworks Inc.
In addition to reviewing the executive compensation practices of companies in the Avid Peer Group, our compensation committee, with the assistance of PM&P, also reviews executive compensation from published industry surveys, including The Radford High Technology Executive Compensation Survey, for purposes of comparing our executive compensation program with market practices. We refer to these surveys collectively as the “published industry survey data.”
Our compensation committee reviews the executive compensation practices of companies in the Avid Peer Group and published industry survey data to determine whether our executive officers’ base salary, total annual cash compensation and total direct compensation (base salary, annual cash incentive compensation and grant date fair value of equity awards) are within a reasonably competitive range. Our compensation committee uses target percentiles from the Avid Peer Group and published industry survey data as one factor when setting NEO compensation, but also takes into account the experience, performance levels and potential performance levels of the executive officer, challenges facing the company and changes in duties and responsibilities. Our compensation committee believes that if an executive officer makes contributions that enable the company to achieve performance that meets goals established by the compensation committee, then the executive officer should have the opportunity to receive compensation that is competitive with comparable industry norms. Therefore, the compensation committee considers the compensation levels of our executive officers in comparison to the percentiles from survey data for similarly situated executives, but such percentiles do not on their own drive our compensation levels - rather, they are used as a market reference.
Elements of Executive Compensation
Compensation Elements
Our executive compensation program has the following elements:

Element	Description
Base Salary	Fixed annual cash amount based on competitive salary data
Annual Performance-Based Cash Bonuses	Variable annual cash payment based on the achievement of pre-established company goals designed to drive growth, improve profitability and cash flow and ultimately stockholder value
Long-Term Equity Awards	Time-based and performance-based equity awards
Other Benefits and Perquisites
Benefits provided to full-time employees generally (e.g. 401(k), health and insurance benefits, and employee stock purchase plan), and limited non-cash compensation designed to attract and retain NEOs and provide a competitive compensation package

Post-Employment Payments	Contingent in nature and payable only if a NEO’s employment is terminated as specified in employment agreements and offer letters
Our compensation committee may also implement additional compensation programs and rewards for accomplishments that, while not contemplated in our existing programs, we believe represent significant additional efforts that will ultimately drive stockholder value creation.
Compensation Mix
In accordance with our pay-for-performance philosophy, the following chart illustrates the 2015 mix of pay for our elements of direct compensation (base salary, target bonus, and annual long-term equity incentive pay) for our NEOs.

Approximately 86% of Mr. Hernandez's, 77% of Mr. Frederick's, 76% of Mr. Gahagan's, 75% of Mr. Rosica's, 69% of Mr. Lowenstein's, and 62% of Mr. Duva's compensation was tied to performance or in the form of equity compensation designed to align with stockholder value. We intend to continue to tie a majority of executive compensation to performance. A description of the equity awards granted to our NEOs is provided below under “The 2015 Executive Compensation Programs in Detail - Long Term Equity Incentive Compensation.”
The 2015 Executive Compensation Program in Detail
Base Salaries
Consistent with our compensation committee’s philosophy of tying executive compensation to our financial performance, our executives receive a relatively small percentage of their overall target compensation in the form of base salary. Base salaries for our executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities.
In 2015, Messrs. Lowenstein and Duva were the only NEOs who received an increase in base salary: they received 5% and 7% increases, respectively, after consideration of their individual performance and their compensation position relative to market. Following these increases, Messrs. Lowenstein and Duva's salaries approximated the 75th and 50th percentile, respectively, of the Avid Peer Group and published industry survey data.
Annual Performance-Based Cash Awards
Each year, we adopt an executive bonus plan that provides for cash incentive payments to our executive officers upon the achievement of certain performance objectives set forth in the plan. The performance objectives are generally reviewed and evaluated based on our annual operating plan. Our executive bonus plan is designed to provide an annual variable cash incentive to motivate participants to achieve company performance objectives and to reward participants for their achievements when those objectives are met. Bonuses for a particular year, if any, are generally determined and paid out on or before March 15th of the subsequent year.

Fiscal Year 2015 Executive Bonus Plan. On February 19, 2015, our compensation committee adopted the 2015 Executive Bonus Plan. This plan provided for payment of incentive compensation based on the achievement of the following 2015 company performance objectives and weightings: (1) Adjusted EBITDA (defined as net income or loss before interest, taxes, depreciation, stock-based compensation and amortization, and adjusted for certain charges including restructuring, restatement, M&A related and management change expenses as well as certain other one-time charges), at 50% weighting; (2) bookings (which is an operational metric we use to measure our business and predict future growth), at 30% weighting; and (3) free cash flow (defined as operating cash flow less capital expenditures where operating cash flow excludes certain charges including restructuring, restatement, M&A related and management change expenses as well as certain other one-time charges), at 20% weighting.
In July 2015, in light of the acquisition of Orad, the compensation committee reviewed the metrics and related target levels of performance established at the time of the adoption of the 2015 Executive Bonus Plan based on our annual operating plan in February 2015, and increased the performance goals to ensure that they would reflect the company's targeted performance in 2015 in light of the Orad acquisition. The following table sets forth the revised performance metric target levels approved by the compensation committee in July 2015 (all in million).

Levels	Adjusted EBITDA(1)	Bookings(1)	Adjusted Free Cash Flow(2)
Threshold	$41.1	$515.0	$9.0
Target	$82.2	$554.0	$33.8
Maximum	$102.6	$578.3	$50.6
(1) Adjusted EBITDA and bookings targets are set and measured using constant exchange rates in order to eliminate the effects of exchange rate fluctuations and to correlate with our annual operating plan.
(2) Adjusted Free Cash Flow is set and measured on an "as reported" basis, which reflects actual exchange rates.
Each of the performance objectives had a threshold, target and maximum level of payment opportunity. The target payout level for Mr. Hernandez was 125% of his base salary; for Messrs. Frederick, Gahagan and Rosica, 100% of their base salaries; for Mr. Lowenstein, 60% of his base salary; and for Mr. Duva, 50% of his base salary. Payment in excess of 100% of a participant’s target bonus due to meeting or exceeding the Adjusted EBITDA and free cash flow performance objectives could be made only if the threshold bookings performance objective was met. The maximum payment opportunity for each of our executives and other officers was set at 200% of the participant’s target opportunity. Failure to attain the threshold goal for each performance objective would have resulted in forfeiture of the associated opportunity. The actual payment amount under the incentive program for 2015 was determined for each participating executive based on three variables: (1) the participant’s annual incentive target opportunity, which is based on a percentage of the participant’s base salary, as described above; (2) the compensation committee’s assessment and certification of our performance compared with the targets for each of the above-referenced performance objectives, with any adjustments applied; and (3) relative weightings for each performance objective.
Both at the time our compensation committee approved the 2015 Executive Bonus Plan and when it updated the Adjusted EBITDA targets, it believed each of the target levels was aggressive but achievable. The targets were set based on the company’s annual operating plan as established in February 2015 and updated in July 2015 to reflect the acquisition of Orad. The compensation committee believed that using a combination of these metrics, instead of a single metric, provided a more comprehensive assessment of our executives' success in driving long-term stockholder value creation, particularly during a time when EBITDA growth is further challenged by the run off from the amortization of non-cash deferred revenue from pre-2011 transactions and while the company focuses on the generation of free cash flow.
Adjusted EBITDA for 2015 (as calculated in accordance with the 2015 Executive Bonus Plan) was $54.4 million, weighted at 50%, bookings for 2015 (as calculated in accordance with the plan) were $562.2 million, weighted at 30%, and free cash flow for 2015 (as calculated in accordance with the plan) was $(35.3) million, weighted at 20%. This resulted in payouts of 73.21% of target under the 2015 Executive Bonus Plan, which represents a 42% decrease from 2014. Mr. Gahagan was not entitled to a bonus payout due to his departure from the company in July 2015.
Other than the adjustment in July 2015 to reflect the anticipated effects of the acquisition of Orad, the compensation committee did not exercise its discretion to make alterations to the bonus amounts determined by the achievement levels of the metrics under the 2015 Executive Bonus Plan.

2015 Transaction Bonus. In June 2015, we successfully closed our acquisition of Orad and the Notes Offering. In recognition of the successful completion of these milestones, and the significant additional efforts that were made by certain of our NEOs and employees to effectively and timely complete both, the compensation committee approved certain one-time cash bonus payments to the employees, including payments to certain NEOs as described below (" Transaction Bonus").
Payouts under 2015 Executive Bonus Plan and Transaction Bonus. Below are each NEO’s target and actual bonus payouts under the 2015 Executive Bonus Plan, based on the 73.21% achievement of the target performance level, as well as the transaction bonus payouts.

NEO	2015 Annual Incentive Payout Target (1)	Target (% of base salary)	Actual 2015 Annual Incentive Payout	2015 Transaction Bonus
Louis Hernandez, Jr. Chairman, President and CEO	$875,000	125%	$640,588	$125,000
John W. Frederick Executive Vice President, Chief Financial Officer and Chief Administrative Officer	$425,000	100%	$311,143	$75,000
Jeff Rosica Sr. Vice President, Chief Sales and Marketing Officer	$375,000	100%	$274,538	$—
Rick Lowenstein Sr. Vice President of Customer Success and Professional Services	$186,000	60%	$136,171	$—
Jason A. Duva Sr. Vice President, General Counsel and Corporate Secretary	$150,000	50%	$109,815	$25,000
Christopher C. Gahagan Former Sr. Vice President of Products and Technology	$412,000	100%	$—	$—
(1) This represents the annual incentive payout target based of each NEO’s annualized base salary as of December 31, 2015. The annualized base salary used to calculate the annual incentive target may differ from base salary actually paid for fiscal 2015 reflected in the Summary Compensation Table due to there being 27 bi-weekly pay periods in fiscal 2015.

2013 Remediation Bonus Plan. In 2013, in light of the challenges associated with the significant endeavor required to complete the restatement, our compensation committee, with input from PM&P, reviewed various compensation options available to help retain critical executive talent during the restatement process. Based on this analysis, in July 2013, our compensation committee approved a remediation bonus program with each participant having a potential payout equaling his target bonus. The 2013 Remediation Bonus Plan provided that the executive officer participants would receive individualized cash bonus payments equal to their annual bonus target upon the earlier of (i) the filing of our Annual Report on Form 10-K for the year ended December 31, 2012, (ii) immediately prior to a change-in-control of the company, or (iii) such date on or subsequent to March 31, 2014 as established at the discretion of our compensation committee.

With the filing of our Form 10-K for the fiscal year ended December 31, 2013, on September 12, 2014, the objectives for payouts under the 2013 Remediation Bonus Plan to our executive officers participating in the plan were met. On September 14, 2014, the compensation committee, after consultations with PM&P, authorized an amendment to the 2013 Remediation Bonus Plan, to increase the aggregate amount of payments to be made pursuant to the plan, including some of our NEOs, from $1.7 million to $2.0 million.

In 2014, Messrs. Hernandez, Frederick and Duva received payouts of $650,000, $550,000 and $130,000, respectively, under our 2013 Remediation Bonus Plan.

2016 Executive Bonus Plan. On March 9, 2016, our compensation committee adopted an Executive Bonus Plan for 2016 (the "2016 Executive Bonus Plan"), which is similar to our 2015 Executive Bonus Plan. The 2016 Executive Bonus Plan retains the same performance objectives and mechanics as the 2015 Executive Bonus Plan but weighs the financial measures differently to reflect the increased importance of free cash flow to our stockholder base. For 2016, the financial metrics of the company are weighted as follows: Adjusted EBITDA, 40%; bookings, 20%; and free cash flow, 40%. The targets for our 2016 Executive Bonus Plan use our 2015 Adjusted EBITDA as a baseline.

The target and maximum payout levels as a percentage of each NEO’s base salary remained unchanged from our 2015 Executive Bonus Plan, and failure to attain the threshold goal for each performance objective results in forfeiture of the associated opportunity. As with the 2015 Executive Bonus Plan, payment in excess of 100% of a participant’s target bonus with respect to the Adjusted EBITDA and free cash flow performance objectives can be made only if the threshold bookings performance objective has been met.
The compensation committee continues to believe that these measures highly correlate with stockholder value and using a combination of these metrics, instead of a single metric, provides a more effective way to measure our executive team's ability to create sustainable EBITDA growth, particularly during a time when EBITDA growth is further challenged by the more than $30 million of revenue and pretax earnings run-off from the amortization of non-cash deferred revenue from pre-2011 transactions. Notwithstanding this run-off, the compensation committee set the 2016 targeted earnings performance at a level meaningfully above our 2015 performance. This effectively means that declining deferred revenues from these transactions will have to be replaced with revenues from new transactions in order to see an increase of Adjusted EBITDA.
While the compensation committee believes the targets to be aggressive, it also believes, given the performance of the management team over the past two years, the targets are achievable and highly aligned with creating stockholder value. The compensation committee chose these metrics because they believe these are the metrics that best measure management performance and company growth in the midst of our strategic transformation, and thereby drive stockholder value. Adjusted EBITDA measures profitability, bookings measure growth and free cash flow measures our financial flexibility at a time in which the Board and our stockholders have focused on liquidity.
Long-Term Equity Incentive Compensation
Long-term equity incentive compensation is intended to represent the largest portion of total compensation for our executive officers. Generally, our compensation committee awards equity to our executive officers when they join our company or are promoted, in recognition of past performance and for retention purposes. The compensation committee bases these awards on the executive officer’s job level and experience, the requirements and importance of the position, individual contributions, and the need to retain qualified officers, particularly during a challenging period. The compensation committee also considers compensation for similar roles based on peer group and published industry survey data. Our long-term incentive awards are generally a mix of time and performance-based restricted stock units.
2015 Equity Grants.
In March 2015, the compensation committee approved the grant of restricted stock units (“RSUs”) to our NEOs as set forth below. 50% of the granted RSUs are subject to time-based vesting, and 50% of the granted RSUs are subject to performance-based vesting.

NEO	Title	No. of time-based RSUs	No. of performance-based RSUs
Louis Hernandez, Jr.	Chairman, President and Chief Executive Officer	147,928	147,928
John W. Frederick	Executive Vice President, CFO and CAO	42,735	42,735
Jeff Rosica	Sr. Vice President, Chief Sales and Marketing Officer	32,873	32,873
Rick Lowenstein	Sr. Vice President of Customer Success and Professional Services	21,367	21,367
Jason A. Duva	Sr. Vice President, General Counsel & Corporate Secretary	14,792	14,792
Christopher C. Gahagan	Former Sr. Vice President of Products and Technology	39,447	39,447

Time-based. The time-based RSUs vest as follows: 33.33% vest on the first anniversary of the grant date and an additional 8.33% vest every three months thereafter.
Performance-based. The performance-based RSUs will become vested if either (1) the company achieves a target “Conversion Rate” (described below) for 2015 (with partial vesting if the Conversion Rate exceeds the threshold), or (2) the closing price of Avid’s Common Stock, as reported on NASDAQ, equals or exceeds a threshold level (the “stock price hurdle”) for at least 20 consecutive days in 2015, 2016 or 2017.
For purposes of these awards:

•
The “Conversion Rate” is the ratio calculated by dividing Adjusted Free Cash Flow by Adjusted EBITDA. Adjusted EBITDA is defined as net income or loss before interest, taxes, depreciation, stock-based compensation, and amortization, adjusted for certain non-operating charges, such as restructuring, mergers and acquisitions, and management change expenses (among others), and Adjusted Free Cash Flow is defined as operating cash flow less capital expenditures where operating cash flow excludes certain non-operating charges such as restructuring, mergers and acquisitions, and management change expenses (among others).

•	The stock price hurdle is $22.82 for 2015, $25.10 for 2016, and $27.61 for 2017.
The compensation committee set the threshold and target Conversion Rate in March 2015 when the grants were made and increased the threshold and target Conversion Rate in July 2015 in connection with the acquisition of Orad. Following such increase, the threshold rate is set at 20.6% and target at 41.0%.
Adjusted EBITDA for 2015 (calculated as described above) was $54.4 million and adjusted free cash flow for 2015 (calculated as described above) was $(35.3) million, resulting in a conversion rate of 0%. Consequently none of the performance based RSUs vested based on the Conversion Rate performance condition; however, they may vest in 2016 or 2017 depending on stock price performance. Our stock closed at $6.77 on March 22, 2016 and would need to equal or exceed $25.10 in 2016 and $27.61 in 2017 for at least 20 consecutive days for the performance-based RSUs to vest.
Except to the extent an NEO’s employment agreement provides otherwise, vesting of performance-based RSUs is conditioned on the NEO being employed by the company on the date the final vesting determination is made. Any shares that have not vested by January 1, 2018, will be forfeited.
Modification of Performance-Based Equity Awards.
In November 2014, our compensation committee, after extensive review and consultation with PM&P, determined to modify certain previously granted but unexercised equity awards from performance-based to time-based vesting. The modified awards vest over a four-year period, with 25% vesting at the first anniversary of the original grant date and the remaining 75% vesting in equal quarterly installments thereafter, ending on the fourth anniversary of the original grant date. The modified awards were credited for time already served since the original grant dates. Additionally, all awards were eligible for a one-time performance-based acceleration as determined by the compensation committee based on our 2014 Adjusted EBITDA results (as defined above) as follows:

Adjusted EBITDA(M)(1)	Total Vested(2)
$77.9	100%
$70.1	90%
$62.3	75%
$46.8	60%
$31.2	50%
(1) Adjusted EBITDA is set and measured using constant exchange rates in order to eliminate the effects of exchange rate fluctuations and to correlate with our annual operating plan.
(2) Calculated as a percentage of the original award prior to the modification.
In March 2015, the vesting of a portion of these awards was accelerated based on Adjusted EBITDA for 2014 being $70.15 million (calculated as indicated above). This resulted in an acceleration of 90% of the original amount of each award. The remaining unvested portion of the award continues to vest at a rate of 6.25% of the original amount of the award each quarter immediately following the acceleration.

NEO	Options/RSUs	Original Amount of Award	Accelerated
Louis Hernandez, Jr.	Options	625,000	62,500
John W. Frederick	Options	400,000	40,000
Exercise of Options. With the exception of Mr. Gahagan, who exercised his vested, exercisable options after his departure from the company, none of our NEOs exercised options in 2015.
Employment and Severance Agreements with our NEOs
Our executive officers are entitled to benefits in the event their employment terminates under specified circumstances. Our compensation committee believes the severance and change-in-control benefits offered are appropriate to properly incentivize the executive during a change-in-control process and also considering the time it is expected to take an executive officer to find alternative employment. Our company also benefits under these arrangements by requiring the executive officer to sign a general release of claims against the company and non-competition and non-solicitation provisions as a condition to receiving severance or change-in-control benefits. Our compensation committee believes these arrangements also protect stockholder interests by enhancing our executive officers’ focus during a potential or actual change-in-control by providing incentives to executive officers to remain with the company despite uncertainties about their future role at the company while a transaction is under consideration or pending.
When we hired Messrs. Hernandez and Frederick on February 11, 2013, our compensation committee negotiated severance terms as part of their employment agreement that the compensation committee believed to be in line with market practices. None of the new compensation packages included any obligation to pay tax gross-ups on top of the severance and other payments required by the agreements.
Mr. Hernandez’s Employment Agreement
Term. Mr. Hernandez's agreement has an initial term ending February 2018. Thereafter the agreement automatically renews for one-year periods so long as neither the company nor Mr. Hernandez provides 180 days prior written notice of intent to terminate. The term of the agreement will also be extended for an additional 12 months in the event of a change-in-control of the company or a potential change-in-control of the company occurring within 12 months prior to the end of the then-current term.

Bonus. Mr. Hernandez’s annual target cash bonus must be at least 100% of his annual base salary; in 2014, the compensation committee increased the target percentage to 125%. His maximum annual cash bonus is 200% of his target opportunity.
Other Benefits. Mr. Hernandez is entitled to six weeks of vacation, the use of a corporate apartment near our offices in California for business-related purposes, and benefits available to other full-time employees (e.g. 401(k), health insurance benefits, life insurance and employee stock purchase plan).
Severance. The agreement provides that if Mr. Hernandez’s employment is terminated by the company without cause or by him for good reason, as defined in the agreements, other than in connection with a change-in-control of the company, he will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year, (i) 12 months base salary (paid in a lump sum), (ii) a bonus equal to 100% plus a pro-rated percentage (based on days elapsed in the then current year) of the greater of his highest annual incentive bonus for the prior two years or 100% of his base salary, (iii) an amount equal to 167% of the amount we pay for health benefits for up to 12 months, and (iv) outplacement services. In addition, any time-based vesting equity awards held by Mr. Hernandez will vest as to an additional number of shares equal to the number of shares that would have vested if he had continued working for 12 months after the date of termination. Mr. Hernandez will also generally be entitled to exercise any options for up to twelve months after the termination of his employment.
The agreement also provides that if Mr. Hernandez’s employment is terminated by the company without cause or by him for good reason within 12 months after a change-in-control of the company or during a potential change-in-control period, Mr. Hernandez will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year (i) 18 months base salary (paid in a lump sum), (ii) a bonus equal to 2.5 times, plus a pro-rated percentage (based on days elapsed in the then current year) of, the greater of his highest annual incentive bonus for the prior two years or 100% of his base salary, (iii) an amount equal to 167% of the amount we pay for health benefits for up to eighteen months, and (iv) outplacement services. In addition, all outstanding options and other equity awards held by Mr. Hernandez will vest in full, and Mr. Hernandez will generally be entitled to exercise any options for up to 18 months after the termination of his employment.
In the event of his death or disability, Mr. Hernandez will be entitled to 12 months base salary (all or part of which may be paid through the company’s long-term disability plan in the case of disability) and his time-based vesting awards will vest as to an additional number of shares equal to the number of shares that would have been vested as of the end of the 12 month period following the date of termination. In addition, Mr. Hernandez would be eligible for a pro-rated portion of any performance-based vesting awards that have not vested, determined based on the company’s actual performance through the end of the performance period. The receipt of severance benefits is conditioned on the executive or his estate signing a release of claims against the company.
Non-compete. Mr. Hernandez is subject to a non-competition obligation extending for either 12 or 18 months after the termination of Mr. Hernandez’s employment, depending upon the circumstances of his termination.
Mr. Frederick’s Employment Agreement
Term. Mr. Frederick's agreement has an initial term ending in February 2018. Thereafter the agreement automatically renews for one-year periods so long as neither the company nor Mr. Frederick provides 180 days prior written notice of intent to terminate. The term of the agreement will also be extended for an additional 12 months in the event of a change-in-control of the company or a potential change-in-control of the company occurring within 12 months prior to the end of the then-current term.
Bonus. Mr. Frederick’s annual target cash bonus must be at least 100% of his annual base salary. His maximum annual cash bonus is 200% of his target bonus.
Other Benefits. Mr. Frederick is entitled to an annual travel and housing allowance of up to $134,050 subject to normal tax withholding, four weeks of vacation, and benefits available to other full-time employees (e.g. 401(k), health insurance benefits, life insurance and employee stock purchase plan).
Severance. The agreement provides that if Mr. Frederick’s employment is terminated by the company without cause or by the executive for good reason other than in connection with a change-in-control of the company, he will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year, (i) 12 months base salary (paid in a lump sum), (ii) a bonus equal to 100% plus a pro-rated percentage (based on days elapsed in the then current year) of the greater of his highest annual incentive bonus for the prior two years or 100% of his base salary, (iii) an amount equal to 167% of the amount we pay for health benefits for up to 12 months, and (iv) outplacement services. In addition, any time-based vesting equity awards held by Mr. Frederick will vest as to an additional number of shares equal to the number of shares that would have vested if he had continued working for an additional 12 months after the date of termination. Mr. Frederick will also generally be entitled to exercise any options for 12 months after the termination of his employment.
The agreement also provides that if Mr. Frederick’s employment is terminated by the company without cause or by him for good reason within 12 months after a change-in-control of the company or during a potential change-in-control period, Mr. Frederick will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year (i) 18 months base salary (in a lump sum), (ii) a bonus equal to 2.5 times plus a pro-rated percentage (based on days elapsed in the then current year) of the greater of his highest annual incentive bonus for the prior two years or 100% of his base salary, (iii) an amount equal to 167% of the amount we pay for health benefits for up to eighteen months, and (iv) outplacement services. In addition, all outstanding options and other equity awards held by Mr. Frederick will vest in full, and Mr. Frederick will generally be entitled to exercise any options for up to 18 months after the termination of his employment.
In the event of his death or disability, Mr. Frederick will be entitled to 12 months base salary and his time-based vesting awards will vest as to an additional number of shares equal to the number of shares that would have been vested as of the end of the 12 month period following the date of termination. In addition, Mr. Frederick would be eligible for a pro-rated portion of any performance-based vesting awards that have not vested, determined based on the company’s actual performance through the end of the performance period.
The receipt of severance benefits is conditioned on the executive or his estate signing a release of claims against the company.
Non-compete. Mr. Frederick is subject to a non-competition obligation extending for either 12 or 18 months after the termination of Mr. Frederick’s employment, depending upon the circumstances of his termination.
Offer Letters with our Other Current Executive Officers
The employment terms of our other current executive officers are governed by offer letters, which generally provide for the executive’s salary, sign-on bonus, if any, bonus eligibility, initial equity awards, and other benefits. The Executive's annual cash bonus is generally set at a target of 50%-100% of base salary, with a maximum annual cash bonus of 200% of target bonus. Our other executives are entitled to four weeks' vacation, and benefits available to other full-time employees (e.g. 401(k), health insurance benefits, life insurance and employee stock purchase plan).
The offer letters also provide that if we terminate the executive’s employment in the executive's role without cause (as defined in the offer letter), the executive, subject to signing a release of claims against the company, will be entitled to receive, in addition to any unpaid salary and benefits an amount equal to (i) six or twelve months base salary, (ii) pro-rated annual incentive bonus for the year in which the termination occurs, provided that such bonuses are paid to other officers who remained employed by the company, and (iii) cash payments in lieu of health benefits for six or twelve months following the termination date. In the event of a termination by the company without cause within 12 months after a change-in-control of the company, the executive is entitled to an additional six months of base pay and vesting of 25% to 100% of any unvested equity awards. The executive is subject to a non-competition obligation extending for either 12 or 18 months after the termination of his or her employment, depending upon the circumstances of his or her termination.
Please see “Compensation Tables - Potential Payments upon Termination or Change-in-Control” for current values of the severance benefits provided to our current NEOs.
Stock Ownership Guidelines
Under our stock ownership guidelines, our executive officers are expected to hold our common stock in an amount at least equal to a multiple of their base salary as determined by their position. The guidelines range from one times base salary for certain of our executive officers to three times base salary for our CEO, and our executive officers are expected to comply with them within five years. For purposes of these guidelines, stock ownership includes restricted stock and restricted stock units, but does not include unexercised options. All of our NEOs who have been subject to the guidelines for five years have met the guidelines’ expectations regarding their stock ownership.

Other Benefits and Perquisites
In general, benefits and perquisites are not a significant part of our compensation program. In special cases, such as in connection with the hiring of executive officers, we have from time to time reimbursed our executive officers for reasonable expenses associated with relocation and associated tax payments and paid sign-on bonuses. We believe these benefits were necessary in order to attract these individuals to join our company and are consistent with market practices.
The only benefits available exclusively to our current executive officers or to certain of our current NEOs are certain lodging and commuting costs for Mr. Frederick, and the relocation payment we made to Mr. Hernandez for relocation to our Boca Raton office, all as described above and under “Compensation Tables.” None of our current NEOs is entitled to tax gross-up payments for payments and benefits provided to them. We eliminated legacy gross-up for COBRA payments to one of our executives in 2015. Except for Mr. Hernandez’s use of our corporate apartment near our offices in California for business-related purposes, we do not provide our executive officers with other benefits, including car allowances, financial planning advice, tax preparation services and club memberships. Furthermore, other than under extraordinary circumstances, such as, among others, the security of our executive officers during business trips, we do not offer our executives personal security, and we do not provide our executive officers company planes for personal travel.
Our executive officers are entitled to four weeks of vacation, other than Mr. Hernandez who is entitled to six weeks, and are eligible to participate in all of our U.S. employee benefit plans, in each case on the same basis as other U.S. employees who work at least 20 hours per week. These benefits include health and dental insurance, life and disability insurance, and a 401(k) plan. We match 50% of the employee contributions to our 401(k) plan up to a maximum of 6% of the participating employee’s eligible compensation, resulting in a maximum company match of 3% of the participating employee’s eligible compensation, subject to certain additional statutory limitations. We also offer an employee stock purchase plan that allows participants to purchase shares of our common stock at a 15% discount from the fair market value of our common stock at the end of each applicable offering period.
Non-Qualified Deferred Compensation
Historically, our executive officers, along with our U.S.-based vice presidents and members of our board of directors, were eligible to participate in a non-qualified deferred compensation plan, which we established to provide participants with the opportunity to defer the receipt of up to 60% of their base salary and all or a portion of their bonuses or director’s fees, as applicable. As of December 31, 2015, we had an obligation of $0.57 million under the plan. Effective with respect to compensation for services performed after 2013, we have indefinitely suspended the non-qualified deferred compensation plan and have not offered any of our employees or directors an opportunity to participate in it.
Tax and Accounting Considerations
In structuring our executive compensation programs, our compensation committee takes into account the impact of various tax and accounting rules, including the impact of Section 409A, Section 280G and Section 162(m) of the Internal Revenue Code, as well as Accounting Standards Codification (ASC) Topic 718.
In particular, Section 162(m) places a limit of $1,000,000 per person on the amount of compensation that a public company may deduct in any year with respect to its chief executive officer and the three most highly compensated NEOs employed by the company at the end of the year (other than the company’s chief financial officer). However, some forms of performance-based compensation are excluded from the $1,000,000 deduction limit if certain requirements are met. Our compensation committee has not adopted a policy requiring all executive compensation to be fully deductible. However, our compensation committee reviews the potential impact of section 162(m) periodically and, if consistent with its goals of sustained profitability and creation of long-term stockholder value, may seek to structure executive officer compensation to allow deductions under Section 162(m). Our compensation committee reserves the right to use its judgment to authorize compensation payments that are not deductible by reason of the Section 162(m) limitation when it believes these payments are appropriate.
Salaries and time-based restricted stock awards for our NEOs generally do not qualify as performance-based compensation, but stock options are generally intended to qualify as deductible performance-based compensation. Other compensation will qualify as performance-based compensation in some cases (e.g. certain performance-based restricted stock and restricted stock units), but not in all cases. For example, payments under our annual bonus plan, restricted stock units and discretionary bonuses for past performance, generally will not qualify for the performance-based exemption. Neither the company nor the compensation committee warrants that any compensation payable to an executive or other employee will be deductible.
Compensation Committee Report
The following report of the compensation committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation by language in any such filing.
The compensation committee consists of four non-employee directors: Robert M. Bakish, Elizabeth M. Daley, Youngme E. Moon and John H. Park, each of whom is independent under NASDAQ listing standards. The compensation committee has certain duties and powers as described in its charter adopted by the board of directors. A copy of the charter can be accessed from the corporate governance page in the investor relations section of the company’s website at www.avid.com.
The compensation committee has reviewed and discussed with management the disclosures contained in the section of this proxy statement, entitled “Executive Compensation - Compensation Discussion and Analysis.” Based on this review and discussion, the compensation committee recommended to our board of directors that the section entitled “Executive Compensation - Compensation Discussion and Analysis” be included in this proxy statement for our annual meeting.

Compensation Committee Robert M. Bakish, Chair Elizabeth M. Daley Youngme E. Moon John H. Park

COMPENSATION TABLES
Summary Compensation Table
The following table presents information regarding compensation of each of the NEOs during 2015, 2014, and 2013. A description of our compensation policies and practices as well as a description of the components of compensation payable to our named executive officers is included above under “Executive Compensation - Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards 3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in pension value and nonqualified deferred compensation earnings	All Other Compensation(6)	Total
Louis Hernandez, Jr.(7)	2015	$726,923	$125,000	$3,458,557	—	$640,588	—	$110,287	$5,061,355
President and Chief Executive Officer	2014	$700,000	$650,000	$954,180	$3,214,395	$1,008,000	—	$10,915	$6,537,490
	2013	$562,500	$435,000	$786,000	$2,418,624	$637,000	—	$389,890	$5,229,014
John W. Frederick(7)	2015	$441,346	$75,000	$999,144	—	$311,143	—	$144,293	$1,970,926
Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2014	$425,000	$550,000	$574,560	$2,017,325	$489,600	—	$139,691	$4,196,176
	2013	$367,788	$150,000	$510,900	$1,551,232	$416,500	—	$166,531	$3,162,951
Jeff Rosica(7)	2015	$389,423	—	$768,571	—	$274,538	—	$2,007	$1,434,539
Senior Vice President, Chief Sales & Marketing Officer	2014	$375,000	—	$492,480	$543,924	$432,000	—	$1,932	$1,845,336
	2013	$360,577	—	$153,000	$327,574	$361,459	—	$274,420	$1,477,030
Rick Lowenstein(8)	2015	$321,462	—	$499,560	—	$136,171	—	$9,595	$966,788
Senior Vice President of Customer Success and Professional Services	2014	$277,981	—	$299,700	$335,531	$198,419	—	$5,148	$1,116,779
Jason A. Duva	2015	$310,923	$25,000	$345,837	—	$109,815	—	$8,145	$799,720
Senior Vice President, General Counsel and Corporate Secretary	2014	$280,000	$130,000	$574,560	$621,527	$161,280	—	$8,450	$1,775,817
	2013	$260,000	—	—	—	$127,400	—	$8,203	$395,603
Former NEO
Christopher C. Gahagan(9)	2015	$250,369	—	$922,271	—	—	—	$3,115	$1,175,755
Former Senior Vice President of Products and Solutions	2014	$412,000	—	$1,202,985	$1,322,180	$474,624	—	$3,886	$3,415,675
	2013	$412,000	—	—	—	$403,760	—	$1,393	$817,153

(1) The amount reported in the “Salary” column reflects the base salary paid to the NEOs during the fiscal year. For fiscal 2015 there were 27 bi-weekly periods paid compared to 26 bi-weekly pay periods paid for fiscal 2014 and 2013.

(2) Bonus: The amounts shown reflect (a) for 2015 transaction bonuses to Messrs. Hernandez, Frederick and Duva, (b) for 2014 payments to Messrs. Hernandez, Frederick and Duva under our 2013 Remediation Bonus Plan, see "Annual Performance-Based Cash Awards," and (c) for 2013, a sign-on bonus for Messrs. Hernandez and Frederick.
(3) Stock Awards: See the tables below “Outstanding Equity Awards at 2015 Fiscal Year End” for details on vesting of the awards.
This column was prepared assuming none of the RSUs will be forfeited. The amounts reflected in this column do not reflect actual value realized by the NEO, but represent the aggregate grant date fair value of RSU awards as well as the incremental fair value of certain RSUs previously granted and subsequently modified. The fair value of RSU awards (both with time- and performance-based vesting) is based on the intrinsic value of the awards at the date of grant, as the awards have a purchase price of $0.01 per share. The RSU awards that were modified in 2014 were calculated based on the incremental intrinsic value of the modification ($218,025 for Mr. Gahagan). The calculations were made in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718, Compensation-Stock Compensation as described in Note L, “Capital Stock,” of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015. In all cases, the amounts reflected above represent the maximum fair value of the performance-based portion of such options as of the date of grant, assuming payout were to occur based on the achievement of maximum performance, except with respect to the RSUs that vest based on a performance-based schedule tied to our stock price and the incremental improvement in our annual return on equity over a base-year amount.
(4) Option Awards: Please see the tables below “Outstanding Equity Awards at 2015 Fiscal Year End” for details on vesting of the awards.
This column was prepared assuming none of the options will be forfeited. The amounts reflected in this column do not reflect actual value realized by the NEO, but represent the aggregate grant date fair value of options granted as well as the incremental fair value of certain options previously granted and subsequently modified. The fair value of option awards (both with time- and performance-based vesting) is determined using the Black-Scholes option pricing model. The option awards that were modified in 2014 were calculated based on the incremental fair value of the modification (Mr. Hernandez: $2,160,542; Mr. Frederick: $1,382,747; and Mr. Gahagan: $256,796). The calculations were made in accordance with FASB ASC Topic 718, Compensation-Stock Compensation as described in Note L, “Capital Stock,” of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015. In all cases, the amounts reflected above represent the maximum fair value of the performance-based portion of such options as of the date of grant, assuming payout were to occur based on the achievement of maximum performance, except with respect to the options that vest based on a performance-based schedule tied to our stock price and the incremental improvement in our annual return on equity over a base-year amount.
(5) Non-Equity Incentive Plan Compensation: These amounts were paid pursuant to the terms of our executive bonus plans for 2015, 2014 and 2013. For a summary of how bonuses were calculated under the 2015 Executive Bonus Plan, see “Annual Performance-Based Cash Awards.”
(6) All Other Compensation: Includes the following for each of the NEOs:

Name	Year	Relocation Benefit(a)	Reimbursement for Taxes(b)	Lodging(c)	Commuter Allowance(d)	Company Match on 401(k)	Imputed Income for Group Term Life Insurance	Other(e)
Louis Hernandez, Jr.	2015	$100,000	—	—	—	$7,950	$2,337	—
	2014	—	—	—	—	$7,800	$3,115	—
	2013	$365,000	—	—	—	$4,500	$1,719	$18,671
John W. Frederick	2015	—	—	$62,050	$72,000	$7,950	$2,293	—
	2014	—	—	$62,050	$72,000	$3,433	$2,208	—
	2013	$50,000	—	$51,708	$63,000	—	$1,823	—
Jeff Rosica	2015	—	—	—	—	—	$2,007	—
	2014	—	—	—	—	—	$1,932	—
	2013	$173,131	$99,474	—	—	—	$1,815	—
Rick Lowenstein	2015	—	—	—	—	$7,950	$1,645	—
	2014	—	—	—	—	$3,744	$1,404	—
Jason A. Duva	2015	—	—	—	—	$7,458	$687	—
	2014	—	—	—	—	$7,800	$650	—
	2013	—	—	—	—	$7,650	$553	—
Former NEO
Christopher C. Gahagan	2015	—	—	—	—	$1,800	$1,315	—
	2014	—	—	—	—	$1,750	$2,136	—
	2013	—	—	—	—	—	$1,393	—
(a) In 2015, the compensation committee approved a relocation payment of $100,000 to arrange for long-term accommodations in Boca Raton where the company is establishing its North American Administrative Headquarters.
(b) These amounts represent tax reimbursements that Mr. Rosica received in connection with his relocation expense reimbursement.
(c) Pursuant to the terms of Mr. Frederick’s employment agreement, Mr. Frederick is entitled to an annual allowance of $62,050 for the purpose of obtaining and maintaining a residence in the Greater Boston area.
(d) Pursuant to the terms of Mr. Frederick’s employment agreement, Mr. Frederick is entitled to a monthly allowance for travel and living expenses of $6,000.
(e) This represents payment to Mr. Hernandez as an outside director until his appointment as President and CEO in February 2013 in the amount of $18,671. Mr. Hernandez is required to spend significant time in California, where we have substantial operations and customers.  Accordingly, as provided in his employment agreement, Mr. Hernandez is entitled to use a company-leased apartment in California in lieu of hotel expenses while conducting company business.  While Mr. Hernandez made occasional personal use of the company apartment in 2013 - 2015, there was no incremental cost to us.
(7) Messrs. Hernandez and Frederick joined our company in February 2013, and Mr. Rosica joined our company in January 2013.
(8) Mr. Lowenstein joined our company in January 2014.
(9) On July 10, 2015, Mr. Gahagan resigned from his position with the company as Senior Vice President of Products and Technology.
Grants of Plan-Based Awards for Fiscal Year 2015
The following table sets forth information regarding all plan-based awards granted to our NEOs during the fiscal year ended December 31, 2015. The awards to our NEOs were granted under our 2014 Stock Incentive Plan and are also reported in the table entitled "Outstanding Equity Awards at 2015 Fiscal Year-End." For additional information regarding the equity and non-equity incentive plan awards, please refer to “The 2015 Executive Compensation Program in Detail - Annual Performance-Based Cash Awards" and -"Long-Term Equity Incentive Compensation.”

Name	Grant Date	Approval Date	Estimated Potential Payout Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Total Fair Value of Stock and Option Awards(4)
			Threshold	Target	Maximum
Louis Hernandez, Jr.
(1)			$437,500	$875,000	$1,750,000
(2)	3/9/2015	3/9/2015				147,928	$2,248,506
(3)	3/9/2015	3/9/2015				147,928	$1,210,051
John W. Frederick
(1)			$212,500	$425,000	$850,000
(2)	3/9/2015	3/9/2015				42,735	$649,572
(3)	3/9/2015	3/9/2015				42,735	$349,572
Jeff Rosica
(1)			$187,500	$375,000	$750,000
(2)	3/9/2015	3/9/2015				32,873	$499,670
(3)	3/9/2015	3/9/2015				32,873	$268,901
Rick Lowenstein
(1)			$93,000	$186,000	$372,000
(2)	3/9/2015	3/9/2015				21,367	$324,778
(3)	3/9/2015	3/9/2015				21,367	$174,782
Jason A. Duva
(1)			$75,000	$150,000	$300,000
(2)	3/9/2015	3/9/2015				14,792	$224,838
(3)	3/9/2015	3/9/2015				14,792	$120,999
Christopher C. Gahagan
(1)			$206,000	$412,000	$824,000
(2)	3/9/2015	3/9/2015				39,447	$599,594
(3)	3/9/2015	3/9/2015				39,447	$322,676
(1) These awards represent estimated potential payouts under our 2015 Executive Bonus Plan. Bonus awards under this plan are determined as the result of formulae contained in the plan, which are described in detail under “Annual Performance-Based Cash Awards.”
(2) These time-based RSUs were awarded in March 2015. For a summary of the vesting schedule for fiscal year 2015, see the section titled "Long-Term Equity Incentive Compensation."
(3) These performance-based RSUs were awarded in March 2015. For a summary of the performance vesting conditions, see the section titled “Long-Term Equity Incentive Compensation."
(4) The grant date fair value of the RSU awards granted on March 9, 2015 were computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation as described in Note L, “Capital Stock,” of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015. The amounts reflected above represent the maximum fair value of the performance-based portion of such RSU awards as of the date of grant, assuming payout were to occur based on the achievement of maximum performance, except with respect to the RSU awards that vest based on a performance-based schedule tied to our stock price and the incremental improvement in our annual return on equity over a base-year amount. The grant date fair value of all RSU awards was determined under FASB ASC Topic 718 using a Monte Carlo simulation model which simulates a range of possible future stock prices and estimates the probabilities of the potential payouts.
Outstanding Equity Awards at 2015 Fiscal Year End
The following tables set forth information regarding the outstanding equity awards held by each of our NEOs at December 31, 2015.
Outstanding Option Awards at December 31, 2015

Name	Number of Securities Underlying Unexercised Options-Exercisable(1)	Number of Securities Underlying Unexercised Options-Unexercisable	Option Exercise Price	Option Expiration Date
Louis Hernandez, Jr.
	10,000(2)	—	$24.59	2/27/2018
	7,000(2)	—	$14.15	5/28/2016
	7,000(2)	—	$14.69	5/4/2017
	3,000(2)	—	$16.50	6/10/2018
	3,000(2)	—	$7.22	5/15/2019
	68,750(3)	31,250	$7.87	2/11/2020
	187,500(5)	—	$7.87	2/11/2020
	437,500(6)	—	$7.87	2/11/2020
	203,452(7)	145,298	$7.40	5/14/2021
John W. Frederick
	44,688(3)	20,312	$7.87	2/11/2020
	120,000(5)	—	$7.87	2/11/2020
	280,000(6)	—	$7.87	2/11/2020
	122,509(7)	87,491	$7.40	5/14/2021
Jeff Rosica
	25,438(3)	11,562	$7.66	1/7/2020
	63,000(6)	—	$7.66	1/7/2020
	82,500(7)	97,500	$7.40	5/14/2021
Rick Lowenstein
	65,629(7)	46,871	$7.53	5/14/2021
Jason A. Duva
	4,000(3)	—	$13.41	6/15/2016
	3,500(3)	—	$17.04	4/15/2017
	3,500(3)	—	$25.46	12/17/2017
	6,000(4)	—	$22.05	4/1/2018
	23,438(3)	1,562	$11.71	2/24/2019
	25,000(5)	—	$11.71	2/24/2019
	61,254(7)	43,746	$7.40	5/14/2021
	96,251(7)	8,749	$7.82	5/14/2021
Christopher C. Gahagan (8)
(1) See "Potential Payments upon Termination or Change-in-Control" for a description of circumstances in which these awards may be accelerated.
(2) These options granted to Mr. Hernandez were granted during his term as an outside director.
(3) Time-based options of which any unvested portion vests in quarterly installments of 6.25% of the original amount of the option award.
(4) Time-based options of which any unvested portion vests in monthly installments of 2.083% of the original amount of the option award.
(5) These options are fully vested.
(6) These options were modified from performance-based and market based to time-based (credited for time already served since the original grant date) vesting with a one-time performance-based acceleration as determined by the compensation committee based on our 2014 Adjusted EBITDA results as described in "Long-Term Equity Incentive Compensation -Modification of Performance-Based Equity Awards." In March 2015, the compensation committee made a determination of acceleration based on our financials for fiscal year 2014 and a portion of the outstanding modified options were accelerated with the remaining continuing to vest on a time based schedule, all as described in “Long-Term Equity Incentive Compensation -Modification of Performance-Based Equity Awards."
(7) The options granted are time vested, with 33.3% vesting on the first anniversary of the vesting start date and 8.25% for each three-month period thereafter. The vesting start date for each grant is a date determined by our compensation committee based on the date such grant would have been made in the absence of the restatement. The stock options have seven-year terms and were granted with an exercise price equal to the higher of (i) the closing price of our common stock on the date of the option grant, and (ii) the closing price of our common stock on the vesting start date. Based on this, the exercise price for (a) the options granted on account of 2013 was set at $7.82 per share (the closing price on the vesting start date, which was February 12, 2013), and (b) all other options was set at $7.40 per share (the closing price on May 14, 2014).

(8) Mr. Gahagan resigned from his position with the company on July 10, 2015, and all unvested options were forfeited and any options not exercised within 3 months of his departure were canceled.
Outstanding Stock Awards at December 31, 2015

Name	Number of Shares or Units of Stock that Have Not Vested(1)	Market Value of Shares or Units of Stock that Have Not Vested(6)
Louis Hernandez, Jr.
(2)	31,250	227,813
(3)	186,673	1,360,846
(4)	147,928	1,078,395
John W. Frederick
(2)	20,312	148,074
(3)	66,065	481,614
(4)	42,735	311,538
Jeff Rosica
(2)	3,125	22,781
(3)	52,870	385,422
(4)	32,873	239,644
Rick Lowenstein
(3)	33,866	246,883
(4)	21,367	155,765
Jason A. Duva
(2)	625	4,556
(3)	28,790	209,879
(4)	14,792	107,834
Former NEO
Christopher C. Gahagan (5)	—	—
(1) See "Potential Payments upon Termination or Change-in-Control" for a description of circumstances in which these awards may be accelerated.
(2) Time-based RSUs vest as follows: (i) 25% of the shares vest on the first anniversary of the grant date and the remaining 75% vest in equal installments of 6.25% every three months thereafter ending on the fourth anniversary of the grant date.
(3) 33.3% vesting on the first anniversary of the vesting start date (as determined by our compensation committee based on the date such grant would have been made in the absence of the restatement) and 8.33% for each three-month period thereafter.
(4) Performance-based RSUs will vest depending on (a) the company's achievement of a ratio calculated by dividing Free Cash Flow in Fiscal Year 2015 with Adjusted EBITDA ("Conversion Rate") and (b) stock price hurdles in Fiscal Years 2015, 2016, and 2017. For a summary of the performance vesting conditions, see the section titled “Long-Term Equity Incentive Compensation."
(5) Mr. Gahagan resigned from his position with the company on July 10, 2015, and all unvested RSUs were forfeited.
(6) This amount was determined by multiplying the total number of shares of common stock underlying the restricted stock units by $7.29, the closing price of our common stock on NASDAQ on December 31, 2015.
Option Exercises and Stock Vested for Fiscal Year 2015
Vesting of Restricted Stock Units. The following table sets forth the number of restricted stock units that vested for our NEOs in 2015 and the aggregate dollar amount realized by our NEOs upon the vesting of the restricted stock units.

Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Louis Hernandez, Jr.	79,255	$940,637
John W. Frederick	48,920	$579,337
Jeff Rosica	30,503	$377,752
Rick Lowenstein	17,501	$216,271
Jason A. Duva	28,167	$336,000
Christopher C. Gahagan(3)	32,534	$467,150
(1) This amount represents the total number of shares that vested; however, the company withheld a portion of the shares to satisfy tax withholdings obligations.
(2) This amount was determined by multiplying the total number of shares of common stock underlying the restricted stock units by the closing price of our common stock on NASDAQ on the date the RSUs vested.
(3) Mr. Gahagan resigned from his position with the company July 10, 2015, and all unvested options and RSUs were forfeited and any options not exercised within three months of his departure were canceled.
Potential Payments Upon Termination or Change-in-Control
Potential Payments Upon Termination Other Than Following a Change-in-Control
The following table sets forth the estimated benefits that each of our NEOs, would be entitled to receive upon termination of his employment (other than a termination in connection with a change-in-control) if we terminated the NEO’s employment without cause or the NEO terminated his employment for good reason, as provided in his executive employment agreement or offer letter. These disclosed amounts assume that the NEO’s employment terminated on December 31, 2015. The amounts disclosed in the table are estimates only and do not necessarily reflect the actual amounts that would be paid to our NEOs, which amounts would only be known at the time that they become eligible for payment following their termination. In order for a NEO to be eligible to receive any of the payments and benefits detailed in the below table, he must execute a general release of claims against our company, excluding any claims relating to the company’s obligations with respect to certain severance payments, and continue to abide by the non-competition and non-solicitation obligations in accordance with the terms of his employment.

Named Executive Officer	Severance Amount(1)	Early Vesting of Stock Options(2)	Early Vesting of Restricted Stock and Restricted Stock Units(2)	Other(3)	Total
Louis Hernandez, Jr.	$2,716,000	$0	$1,035,900	$41,379	$3,793,279
John W. Frederick	$1,404,200	$0	$435,672	$41,481	$1,881,353
Jeff Rosica	$750,000	[no acceleration]	[no acceleration]	$15,857	$765,857
Rick Lowenstein	$341,000	[no acceleration]	[no acceleration]	$7,928	$348,928
Jason A. Duva	$300,000	[no acceleration]	[no acceleration]	$7,928	$307,928
Christopher C. Gahagan(4)	$0	—	—	$0	$0
(1) For Messrs. Hernandez and Frederick, this amount reflects the sum of (i) annual base salary in effect on the date of termination and (ii) a bonus equal to 100% plus a pro-rated percentage (based on days elapsed in the then current year) of the greater of his highest annual incentive bonus for the prior two years or 100% of his base salary.
Messrs. Hernandez and Frederick are entitled to the payment if they are terminated without cause or if they terminate their employment for good reason.
For Messrs. Rosica, Lowenstein and Duva, this amount represents (i) twelve, six and six months annual base salary, respectively, in effect on the date of termination and (ii) target annual cash incentive compensation for the year of termination multiplied by the actual plan payout factor and a pro-ration percentage reflecting the number of months during the year the executive served (the table above reflects an assumed payout ratio at target bonus). Messrs. Rosica and Duva are entitled to the payment if they are terminated in the role set forth in their offer letters without cause.
Payments to Messrs. Hernandez and Frederick are to be made in a lump sum, and payment in respect of base salary to the other NEOs shall be made in installments, in accordance with the company’s payroll practices.

(2) Messrs. Hernandez and Frederick are entitled to one-year acceleration of vesting with respect to time-based equity held on the assumed termination date, December 31, 2015. This amount equals (i) with respect to options, the number of shares underlying the time-based option that would have vested based on the acceleration multiplied by the difference between $7.29, the closing price of our common stock on NASDAQ on December 31, 2015 and the exercise price of such option and (ii) with respect to RSUs, the number of shares of restricted stock units that would have vested based on the acceleration multiplied by $7.29, representing the closing price of our common stock on NASDAQ on December 31, 2015 less $0.01 per share.
(3) Includes (i) $15,000 for outplacement services for Messrs. Hernandez and Frederick, and (ii) payments in lieu of medical benefits continuation for each NEOs as follows: 12 months for each of Mr. Hernandez: $26,379; Mr. Frederick: $26,481; Mr. Rosica: $15,857; and six months each for Mr. Lowenstein: $7,928 and Mr. Duva: $7,928. For Messrs. Hernandez and Frederick, payment in lieu of medical benefits equals 167% of the company’s portion of such coverage.
(4) Mr. Gahagan resigned from his position with the company in July 2015. As a result of Mr. Gahagan leaving the company voluntarily, he received no payments upon termination of his employment.
Potential Payments Upon Termination Following a Change-in-Control or During a Potential Change-in-Control
The following table sets forth the estimated benefits that each of our NEO who remained employed by the company as of December 31, 2015 would be entitled to receive if his employment were terminated by us without cause or if he terminates his employment with us for good reason within 12 months after a change-in-control of our company, or with respect to Messrs. Hernandez or Frederick, during a potential change-in-control, as provided for in his executive employment agreement or offer letter. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to our NEOs, which would only be known at the time that they become eligible for payment and would only be payable if a change-in-control of our company were to occur. The table below reflects the amount that could be payable under the various arrangements assuming that the change-in-control of our company (or with respect to Messrs. Hernandez and Frederick during a potential change-in-control of our company) occurred on December 31, 2015 and the NEO’s employment was immediately terminated. In order for a NEO to be eligible to receive any of the below payments and benefits, he must execute a general release of claims against our company, excluding any claims relating to the company’s obligations with respect to certain severance payments, and continue to abide by the non-competition and non-solicitation obligations in accordance with the terms of his employment.

Named Executive Officer	Severance Amount(1)	Early Vesting of Stock Options(2)	Early Vesting of Restricted Stock and Restricted Stock Units(2)	Other(3)	Total
Louis Hernandez, Jr.	$4,578,000	$—	$1,586,479	$54,569	$6,219,048
John W. Frederick	$2,351,100	$—	$628,825	$54,722	$3,034,647
Jeff Rosica	$937,500	$—	$101,911	$23,785	$1,063,196
Rick Lowenstein	$496,000	$—	$61,636	$7,928	$565,564
Jason A. Duva	$450,000	$—	$214,141	$7,928	$672,069
Christopher C. Gahagan(4)	$—	$—	$—	$—	$—

(1) For Messrs. Hernandez and Frederick, this amount reflects the sum of (i) 1.5 times the sum of the annual base salary in effect on the date of termination plus the termination bonus (the highest of the executive’s base salary or annual incentive bonus for either of the past two years), and (ii) the product of the termination bonus and one hundred percent plus a pro ratio percentage reflecting the portion of the fiscal year the executive served.
Messrs. Hernandez and Frederick are entitled to the payment if they are terminated without cause or if they terminate their employment for good reason within the times specified above.
For Messrs. Rosica, Lowenstein and Duva, this amount represents (i) 18, 12 and 12 months annual base salary, respectively, in effect on the date of termination (ii) target annual cash incentive compensation for the year of termination multiplied by the actual plan payout factor and a pro-ration percentage reflecting the number of months during the year the executive served (the table above reflects an assumed payout ratio at target bonus). Messrs. Rosica and Duva are entitled to the payment if they are terminated in the role set forth in their offer letter without cause.
Payments to Messrs. Hernandez and Frederick are to be made in a lump sum; payment in respect of base salary to the other NEOs shall be made in installments, in accordance with the company’s payroll practices.
(2) Messrs. Hernandez, Frederick and Duva are entitled to full acceleration of vesting with respect to unvested equity awards held on the assumed termination date. Messrs. Rosica and Lowenstein are entitled to acceleration of 25% of unvested equity award held on the assumed termination date. Messrs. Hernandez, Frederick and Duva were entitled to full acceleration of vesting with respect to time-based restricted stock and restricted stock units that they held on their assumed termination date, December 31,

2015. Messrs. Rosica and Lowenstein were entitled to acceleration of 25% of unvested equity awards on the assumed termination date, December 31, 2015. This amount equals the number of shares of restricted stock units that would have vested based on the acceleration multiplied by $7.29, representing the closing price of our common stock on NASDAQ on December 31, 2015 less $0.01 per share.
(3) Includes (i) $15,000 for outplacement services for Messrs. Hernandez and Frederick, and (ii) payments in lieu of medical benefits continuation for each NEOs as follows: 18 months for each of Mr. Hernandez: $39, 569; Mr. Frederick: $39,722; and Mr. Rosica: $23,875, and six months for Mr. Lowenstein: $7,928 and Mr. Duva: $7,928. For Messrs. Hernandez and Frederick, payment in lieu of medical benefits equals 167% of the company’s portion of such coverage.
(4) Mr. Gahagan resigned from his position with the company in July 2015. As a result of Mr. Gahagan leaving the company voluntarily, he received no payments upon termination of his employment.
Potential Payments Upon Termination Due to Death or Disability
Upon termination of employment due to death or disability, each NEO or his or her estate would be entitled to receive an amount equal to his or her annual base salary in effect on the date of death or disability and an additional 12 months of vesting on all time-based unvested options, restricted stock and restricted stock units. Upon death or disability, each of the following NEOs who remained employed by the company as of December 31, 2015 or his estate would be entitled to receive the following amounts: Mr. Hernandez: $1,735,900, and Mr. Frederick: $860,672. These amounts represent the following for each of the NEOs: (i) his annual base salary in effect on the date of death or disability (Mr. Hernandez: $700,000 and Mr. Frederick: $425,000) plus (ii) the value to the NEO of 12 months of acceleration of time-based unvested options, restricted stock and restricted stock units as set forth in the table entitled "Potential Payments Upon Termination Other Than Following a Change-in-Control."
In the event of disability, the payment amount is offset by any benefit payable under the company’s long-term disability plan.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information with respect to stock options and other equity awards under our equity compensation plans as of December 31, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted‑Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders(3)	5,572,742	$10.53	2,213,283
Equity Compensation Plans Not Approved by Security Holders(4)	38,600	$27.45	—
Total	5,611,342	$10.68	2,213,283

(1)	Includes only stock options and restricted stock units outstanding under our equity compensation plans since no warrants or other rights were outstanding as of December 31, 2015.

(2)	The weighted average exercise price or outstanding options does not take into account restricted stock units, which have a de minimis purchase price.

(3)
Includes our Second Amended and Restated 1996 Employee Stock Purchase Plan, as amended; 1997 Stock Incentive Plan, as amended; Amended and Restated 2005 Stock Incentive Plan, and 2014 Stock Incentive Plan.

(4)	Includes our 1997 Stock Option Plan; 1998 Stock Option Plan; Amended and Restated 1999 Stock Option Plan.
The following are summaries of our equity compensation plans that have not been approved by our stockholders:
1997 Stock Option Plan.  Our 1997 Stock Option Plan was adopted by our board of directors in December 1997 and provides for the grant of non-statutory stock options for up to 1,000,000 shares of common stock. As of December 31, 2015, there were 1,200 shares reserved for issuance upon the exercise of outstanding options granted under this plan. No shares are available for future issuance under the plan.
1998 Stock Option Plan.  Our 1998 Stock Option Plan was adopted by our board of directors in December 1998 and provides for the grant of non-statutory stock options for up to 1,500,000 shares of common stock. As of December 31, 2015, there were 6,900 shares reserved for issuance upon the exercise of outstanding options granted under this plan. No additional shares will be issued under the plan.
Amended and Restated 1999 Stock Option Plan.  Our Amended and Restated 1999 Stock Option Plan was adopted by our board of directors in November 1999 and provides for the grant of non-statutory stock options for up to 4,750,000 shares of common stock, of which up to 500,000 shares may be issued as restricted stock. As of December 31, 2015, there were 30,500 shares reserved for issuance upon the exercise of outstanding options granted under this plan. No additional shares will be issued under the plan.
The 1997, 1998 and 1999 plans contain provisions addressing the consequences of a change-in-control of our company. If our company undergoes a change-in-control, we must provide that all outstanding options are either assumed or substituted for by the acquiring or succeeding corporation. If the acquiring or succeeding corporation does not assume or substitute for the outstanding options, then our board of directors must either cash out or accelerate the options to make them fully exercisable prior to the change-in-control.

PROPOSAL 2 - NON-BINDING ADVISORY VOTE TO APPROVE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS
Proposal Summary
In accordance with Section 951 of the Dodd-Frank Act and Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in the section titled “Executive Compensation - Compensation Discussion and Analysis” and in the compensation tables and any related narrative discussion contained in this proxy statement.
As an advisory vote, this proposal is not binding. However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future executive compensation decisions.
As we describe in detail in the “Executive Compensation - Compensation Discussion and Analysis,” we believe our executive compensation program embodies a pay for performance philosophy that advances our business strategy and aligns the interests of our executives with our stockholders.
Significant milestones of 2015 include:

•
We acquired Orad Hi-Tec Systems Ltd. to strengthen our position as one of the most comprehensive providers of content creation to distribution workflows for broadcast and media customers around the world;

•	We enhanced our balance sheet for long-term growth by the opportunistic issuance of $125 million of convertible senior notes due 2020 ;

•	We achieved significant customer wins, including the ten-year Sinclair managed services contract, which underscores the potential of Avid Everywhere;

•	We initiated cost optimization projects to improve our efficiency and better align our resources with our strategic goals and our customers' needs;

•	We completed the roll out of non-marketed products; and

•	We revamped our leadership structure and refined governance and compensation practices to further align leadership with stockholder interests.
During our strategic transformation, our compensation committee has focused on designing our executive compensation programs to align with stockholder value and ensure that we are focused on executing on our transformation to create stockholder value.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our philosophy, policies and practices as described in this proxy statement. Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the stockholders of Avid Technology, Inc. approve, on an advisory basis, our named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.
Board Recommendation
Our board of directors recommends that our stockholders vote to approve our compensation for our named executive officers by voting FOR the resolution above in Proposal 2.

PROPOSAL 3 - RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal Summary
Our Audit Committee has selected BDO USA, LLP ("BDO") as our independent registered public accounting firm for the fiscal year ending December 31, 2016. BDO has not previously served as our independent registered public accounting firm.

On March 30, 2016 our audit committee completed a selection process for the company's independent auditors conducted in connection with our previously announced cost efficiency program and dismissed Deloitte & Touche LLP (“Deloitte”) as the company’s independent registered public accounting firm, effective as of such date.

The audit reports of Deloitte on the company’s financial statements for the years ended December 31, 2015 and 2014 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years and the subsequent interim period through March 30, 2016, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of such disagreement in connection with its report. During the two most recent fiscal years and the subsequent interim period through March 30, 2016, there was no “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K, except that, as previously disclosed, the company reported that there were material weaknesses in the company’s internal control over financial reporting as of December 31, 2015 and 2014.

The company provided Deloitte with a copy of the disclosure relating to the change in auditors it made in a Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the SEC. The company requested that Deloitte furnish a letter addressed to the SEC stating whether or not it agrees with the statements made therein. A copy of Deloitte’s letter was attached as Exhibit 16.1 to the Report.

On March 30, 2016, we appointed BDO as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, effective as of such date.

During the two most recent fiscal years and the subsequent interim period through March 30, 2016, the company has not consulted BDO with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s consolidated financial statements, and neither a written report was provided to the company nor oral advice was provided that BDO concluded was an important factor considered by the company in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K), or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).
We are asking stockholders to ratify our audit committee’s selection.
Although stockholder ratification of the selection of BDO is not required by law, our board of directors believes that it is advisable to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our audit committee will reconsider the selection of BDO for the ensuing fiscal year. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our company’s and our stockholders’ best interests.
Representatives of BDO are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from our stockholders.

Board Recommendation
Our board of directors recommends that our stockholders vote FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the current fiscal year.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Independent Registered Public Accounting Firm Fees
The following table summarizes the aggregate fees and related expenses paid by us to Deloitte & Touche LLP, for professional services rendered for the audit of the financial statements for the year ended December 31, 2015 and 2014.

	in Thousands
	2015	2014
Audit Fees	$5,730	$3,300
Audit-Related Fees	—	$275
Tax Fees	$483	$230
All Other Fees	—	—
Total	$6,213	$3,805
Audit Fees. The audit fees listed were for professional services rendered by Deloitte & Touche LLP in connection with work done in preparation of the audits of the consolidated financial statements included in the Forms 10-K for fiscal year ended December 31, 2015 and December 31, 2014, audit of our internal control over financial reporting as of December 31, 2015 and December 31, 2014, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, subsidiary audits, issuance of consents, and assistance with the review of documents filed with the SEC.
Tax Fees. The tax fees listed for 2014 and 2015 were for services related to tax compliance, tax advice and tax planning services. Tax compliance services include primarily the preparation or review of original and amended tax returns. Tax advice and tax planning services relate to tax advice concerning mergers and acquisitions, a U.S. research tax credit study, legal entity restructuring, consultations regarding transfer pricing, tax assistance provided to expatriate employees and other general tax advice. All of these services were approved by our audit committee.
Pre-Approval Policies and Procedures
Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee. Any pre-approved audit or non-audit services are detailed as to the particular type of services to be provided and are generally subject to a maximum dollar amount.
Audit Committee Report
The audit committee assists our board in its oversight of our financial reporting process. The audit committee’s responsibilities are more fully described in its charter, which can be accessed from the corporate governance page in the investor relations section of the company’s website at www.avid.com.
The audit committee has reviewed the company’s audited consolidated financial statements for the fiscal year ended December 31, 2015 and has discussed these consolidated financial statements with management. The company’s management is responsible for internal controls and the financial reporting process. The audit committee regularly discusses the reports relating to internal control over financial reporting submitted to the audit committee by the internal auditor, who has unrestricted access to the audit committee. The company’s independent registered public accounting firm is responsible for performing an independent audit of (i) the company’s consolidated financial statements, and (ii) the effectiveness of the company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), and for issuing reports thereon.

The audit committee reviewed and discussed with the independent registered public accounting firm the audited consolidated financial statements for the fiscal years ended December 31, 2015 and the matters required to be discussed by the auditing standards of the Public Company Accounting Oversight Board.
The independent registered public accounting firm provided the audit committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the committee has discussed with the independent registered public accounting firm its independence from the company.
Based on its discussions with the company’s management and the independent registered public accounting firm, as well as its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the board that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Audit Committee
Nancy Hawthorne, Chair Paula E. Boggs Peter M. Westley

BENEFICIAL OWNERSHIP INFORMATION
Security Ownership of Certain Beneficial Owners and Management
The following table provides information with respect to the beneficial ownership of our common stock as of January 31, 2016 (unless otherwise noted) by:

•	each person known by us to beneficially own (or have a right to acquire within 60 days) more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each executive officer named in the "Summary Compensation Table" (each a “named executive officer,” or “NEO”); and

•	all of our directors and executive officers as a group.
Percentage ownership calculations are based on 39,883,228 shares of common stock outstanding as of January 31, 2016.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(1),(2)
Greater than 5% Stockholders
Blum Capital Partners, L.P.(3) 909 Montgomery Street, Suite 400 San Francisco, CA 94133	6,855,081	17.4%
Wells Fargo(4) 420 Montgomery Street, San Francisco, CA 94104	3,490,117	8.8%
Van Den Berg Management I Inc.(5) 805 Las Cimas Parkway Suite 430 Austin, Texas 78746	3,328,921	8.4%
FMR LLC(6) 245 Summer Street, Boston, Massachusetts 02210	2,976,166	7.5%
Dimensional Fund Advisors LP(7) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,303,514	5.8%
Cove Street Capital, LLC(8) 2101 E El Segundo Blvd. Suite 302 El Segundo, CA 90245	2,165,415	5.5%

Directors(9)
Robert M. Bakish	644,886	1.6%
Paula E. Boggs	—	*
Elizabeth M. Daley	72,886	*
Nancy Hawthorne	92,575	*
Youngme E. Moon	72,886	*
John H. Park	50,379	*
Peter M. Westley	—	*
Named Executive Officers(9)
Louis Hernandez, Jr.	1,118,801	2.7%
John F. Frederick	664,291	1.6%
Jason A. Duva	294,755	*
Rick Lowenstein	96,551	*
Jeff Rosica	229,841	*
All directors and 2015 executive officers as a group	3,429,924	8.1%

*	Less than 1%.

(1)
The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. The persons named in the table have, to our knowledge, sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.

(2)
Any shares that a person or entity has the right to acquire within 60 days after January 31, 2016 are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that person or entity, but not for the purpose of calculating the percentage ownership of any other person or entity.

(3)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13D/A filed with the SEC by Blum Capital Partners L.P. and various entities affiliated with it on October 1, 2015. The shares are deemed to be beneficially owned by various entities for which Blum Capital Partners L.P. serves as an investment adviser. As of September 28, 2015, Blum Capital Partners L.P. had sole dispositive power and voting power over 6,815,571 shares; Richard C. Blum & Associates, Inc., had sole dispositive and voting power over 6,855,081 shares; Blum Strategic GP III, L.L.C had sole dispositive and voting power over 3,828,333 shares; Blum Strategic GP III, L.P. had sole dispositive and voting power over 3,828,333 shares; BCP III AIV A, L.P. had sole dispositive and voting power over 3,828,333 shares; Blum Strategic GP IV, L.L.C had sole dispositive and voting power over 2,987,238 shares; Blum Strategic GP IV, L.P. had sole dispositive and voting power over 2,987,328 shares; and BCP IV AIV A, L.P. had sole dispositive and voting power over 2,987,338 shares.

(4)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G filed with the SEC by Wells Fargo & Company and various entities affiliated on January 27, 2016. As of December 31, 2015, Wells Fargo & Company and various entities affiliated with it had sole dispositive and voting power over 9,407 shares, shared dispositive power over 3,480,710 shares and shared voting power over 2,597,805 shares.

(5)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G filed with the SEC by Van Den Berg Management I Inc. on February 16, 2016. As of December 31, 2015, Van Den Berg Management I Inc. had sole dispositive power and voting power over 3,328,921 shares.

(6)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G filed with the SEC by FMR LLC and various entities affiliated with it on February 12, 2016. As of December 31, 2015, FMR LLC and various entities affiliated with it had sole voting power over 1,830,666 shares and sole dispositive power over 2,976,166 shares.

(7)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP and various entities affiliated on February 9, 2016. As of December 31, 2015, Dimensional Fund Advisors LP and various entities affiliated with it had sole dispositive power over 2,303,514 shares and sole voting power over 2,268,150 shares.

(8)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by Cove Street Capital LLC on February 12, 2016. As of December 31, 2015, Cove Street Capital LLC had shared dispositive power and voting power over 2,139,189 shares.

(9)
Includes the following shares of Common Stock subject to options exercisable or restricted stock units vesting within 60 days after January 31, 2016: Mr. Bakish: 20,000; Ms. Boggs: 0; Dr. Daley: 37,000; Ms. Hawthorne: 56,689; Dr. Moon: 37,000; Mr. Park: 15,000; Mr. Westley: 0; Mr. Hernandez: 1,025,832; Mr. Frederick: 611,734; Mr. Rosica: 199,461; Mr. Lowenstein: 84,627; and Mr. Duva: 252,226, and all current directors, and executive officers as a group: 2,419,772.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. To our knowledge, based solely on a review of copies of reports filed by the persons required to file these reports and written representations from those persons, we believe that all reports required to be filed pursuant to Section 16(a) were timely filed with respect to the year ended December 31, 2015, except for (i) one transaction on Form 4 involving the purchase of 7,000 shares of common stock on November 16, 2015 by Mr. Billings that was inadvertently filed one business day after the due date, and (ii) one transaction on Form 4 involving the vesting of shares on November 15, 2015 by Mr. Murray that was inadvertently filed seven business days after the due date.

AVID TECHNOLOGY, INC.
75 NETWORK DRIVE
BURLINGTON, MA 01803

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. ET, on May 16, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Avid Technology, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
If you attend Avid Technology, Inc.'s 2016 Annual Meeting of Stockholders, you may vote in person. You will need to request a ballot at the annual meeting. If you are a beneficial owner, in order to vote in person at the annual meeting, you must obtain a legal proxy from the stockholder of record that authorizes you to do so.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Avid Technology, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E04699-P77800 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

AVID TECHNOLOGY, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. To elect all of the nominees listed below as Class II Directors to serve for three-year terms.

Nominees:	**For**	**Against**	**Abstain**
1a. Robert M. Bakish	☐	☐	☐
1b. Paula E. Boggs	☐	☐	☐
1c. Louis Hernandez, Jr.	☐	☐	☐

	For	**Against**	**Abstain**
2. To approve, by non-binding vote, executive compensation.	☐	☐	☐
3. To ratify the selection of BDO USA, LLP as the Company's independent registered public accounting firm for the current fiscal year.	☐	☐	☐

NOTE: If any other matters properly come before the meeting, the persons named by Avid as proxies herein will vote in their discretion.

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. **Please date the proxy card.**

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E04700-P77800

AVID TECHNOLOGY, INC.
2016 Annual Meeting of Stockholders
May 17, 2016

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Jason A. Duva and John W. Frederick, and each of them individually, with full power of substitution, as proxies to represent and vote all shares of stock that the undersigned would be entitled to vote, if personally present, at the 2016 Annual Meeting of Stockholders of Avid Technology, Inc. to be held at 75 Network Drive, Burlington, MA 01803, on Tuesday, May 17, 2016, at 8:00 a.m. ET, and at any adjournments or postponements of the annual meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

IF YOU ELECT TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be marked, dated and signed on the reverse side.

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